Prospectus               INTERVEST MORTGAGE CORPORATION


                                 Series 11/28/03
                               Maximum $10,000,000
                               Minimum $8,500,000

     We are offering Subordinated Debentures in three maturities with interest rates as follows:

   $2,000,000 in total matures April 1, 2007 with interest at 6 1/4% per annum $3,500,000 in total matures April 1, 2009 with interest at 6 1/2% per annum $4,500,000 in total matures April 1, 2011 with interest at 6 3/4% per annum

     At the time of subscription, a purchaser may elect to receive quarterly payments of interest or have the interest accrue.

     If the purchaser elects to receive quarterly payments of interest, interest on the debentures will be paid on the first day of each calendar quarter at the following interest rates: 6 1/4%, 6 1/2% or 6 3/4%, depending on the maturity selected, with the principal payable at maturity.

     If the purchaser elects to have the interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same rate of interest, with all accrued interest, together with the principal balance, payable at maturity. A schedule setting out the accrual of interest is included at page 30.

     The debentures are being offered by Sage, Rutty & Co., Inc. and by other participating broker/dealers. The underwriters must sell the minimum amount of debentures offered ($8,500,000 principal amount) if any are sold. The underwriters are required to use only their best efforts to sell the maximum amount of debentures offered ($10,000,000 principal amount). Pending the sale of the minimum amount, all proceeds will be deposited in an escrow account with Canandaigua National Bank and Trust Company. In the event that the minimum amount is not sold prior to February 26, 2004, the offering will terminate and all funds will be returned promptly to subscribers, with any interest earned on the escrow account to be distributed in proportion to the amount paid by each subscriber without regard to the date paid. The offering will continue until all debentures are sold or until 120 days after the minimum amount is sold, whichever is earlier. The minimum investment is $10,000 principal amount of debentures.

                    ---------------------------------------

            THE DEBENTURES INVOLVE VARIOUS RISKS AS DESCRIBED HEREIN.
                          See "Risk Factors on Page 5."

THE DEBENTURES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBENTURES MAY LOSE VALUE.

                     ---------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ---------------------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
                         Price to       Underwriting Fees        Proceeds to
                          Public        and Commissions(1)       Company(1)(2)

Per Debenture           $    10,000         $    800             $    9,200
Minimum Offering        $ 8,500,000         $587,500             $7,912,500
Maximum Offering        $10,000,000         $640,000             $9,360,000
--------------------------------------------------------------------------------

(1)The Company will pay the Underwriter a commission of 3% of the purchase price of each Debenture maturing April 1, 2007, 5% of the purchase price of each Debenture maturing April 1, 2009 and 7% of each Debenture maturing April 1, 2011, which are sold by the Underwriter or participating dealers. In addition, the Company will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate amount of Debentures maturing April 1, 2007 and 1% of the aggregate amount of Debentures maturing April 1, 2009 and 2011.

(2)In addition to underwriting fees and commissions, expenses of the Offering payable by the Company are estimated to be approximately $130,000. See "Use of Proceeds."

                          ----------------------------

                             Sage, Rutty & Co., Inc.

                The date of this Prospectus is November 28, 2003

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We also have filed a Registration Statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the following SEC locations:

          Public Reference Room                          Chicago Regional Office
          450 Fifth Street, N.W.                         City Corp. Center
          Room 1024                                      500 West Madison Street
          Washington, D.C. 20549                         Suite 1400
                                                         Chicago, Illinois
                                                         60661-2511

     You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. may be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a worldwide website that contains reports, proxy statements and other information about registrants, such as us, that file electronically with the SEC. The address of that website is: http:\\www.sec.gov.

     Purchasers of Debentures will be furnished annual consolidated financial statements, including a balance sheet and statements of operations, accompanied by a report of our independent auditors stating that (i) an audit of such financial statements has been made in accordance with auditing principles generally accepted in the United States of America, and (ii) the opinion of the auditors with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles generally accepted in the United States of America, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.


                                WHO SHOULD INVEST

     The purchase of the Debentures involves certain risks and, accordingly, is suitable only for persons or entities of adequate means having no need for liquidity in their investment. We have established a minimum suitability standard which requires that an investor either (i) has a net worth of at least $40,000 (exclusive of home, furnishings and automobiles) and had during his last year or estimates that he will have during his current tax year an annual gross income of at least $40,000, or (ii) has a net worth of at least $100,000 (exclusive of home, furnishings and automobiles), or (iii) that he is purchasing in a fiduciary capacity for a person or entity meeting such conditions. In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary of the account. Where the fiduciary is the donor of the funds for investment, the fiduciary must meet the suitability standards.

                                     SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. You should read the summary in conjunction with the more detailed information appearing elsewhere in this document.

     The Company. Intervest Mortgage Corporation (formerly Intervest Corporation
     -----------
of New York), sometimes called Intervest in this document, is a New York corporation which was incorporated in April, 1987. We presently own mortgages on real estate, and intend to acquire additional interests in real estate, including the acquisition and origination of additional mortgages. Our mortgage portfolio is composed predominantly of mortgages on multi-family apartment buildings. We are a wholly-owned subsidiary of Intervest Bancshares Corporation, which is a financial holding company registered under the Bank Holding Company Act of 1956. Intervest Bancshares Corporation is also the parent company of Intervest National Bank, a national bank with its main office in New York, New York with four branch offices in Clearwater, Florida and one in South Pasadena, Florida, and Intervest Securities Corporation, a registered broker-dealer and member firm of the NASD. We maintain our offices at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and our telephone number is 212-218-2800.

     Securities  Offered.   $10,000,000  principal  amount  of  Series  11/28/03
     -------------------
Subordinated Debentures in three maturities, as follows: $2,000,000 total principal amount of Subordinated Debentures due April 1, 2007, $3,500,000 total principal amount of Subordinated Debentures due April 1, 2009, and $4,500,000 total principal amount of Subordinated Debentures due April 1, 2011. The three maturities will be offered at the same time and purchasers must specify the maturity or maturities they wish to purchase. At the time of purchase, the purchaser may elect to have interest payable quarterly on the first day of each calendar quarter, or to have interest accrue. Interest on the principal amount of the Debentures will either be paid or will accrue each calendar quarter at the following interest rates: 6 1/4% for Debentures maturing April 1, 2007; 6 1/2% for Debentures maturing April 1, 2009; and 6 3/4% for Debentures maturing April 1, 2011. If the purchaser has elected to have interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar quarter on the balance of the accrued interest at the same interest rate, with all accrued interest, together with the principal balance, payable at maturity. The Debentures will be unsecured obligations and will be subordinated to all of our Senior Indebtedness. As of September 30, 2003, we had no Senior Indebtedness. There is no limitation on the amount of Senior Indebtedness which we may issue. We may issue additional unsecured indebtedness which will be pari passu with the Debentures. The Debentures will be redeemable, in whole or in part, at any time at our option. See "Description of Debentures."

     Use of  Proceeds.  We will  use  the  net  proceeds  from  the  sale of the
     ----------------
Debentures, after payment of expenses of the Offering, for general corporate purposes, including the origination or purchase of additional mortgages or interests in real estate in accordance with our mortgage investment policy and real estate investment policies. See "Transactions with Management" and "Use of Proceeds."

     Summary Financial Information.  The following summary financial information
     -----------------------------
is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

Balance Sheet Summary

                            Nine Months
                            Ended September 30,                              December 31,
                            -------------------         -----------------------------------------------------
($ in thousands)              2003        2002           2002        2001        2000       1999        1998
                              ----        ----           ----        ----        ----       ----        ----
                              (unaudited)
Total Assets                $118,749    $96,375         $97,311    $83,083     $74,860    $98,740     $99,887
Cash                          16,970     24,978          17,946     16,752      19,476     30,754      27,452
Mortgages - Net               96,911     67,310          73,398     62,647      51,992     63,290      67,251
Total Long Term
 Obligations(2)              100,391     84,085          84,751     72,113      64,347     84,600      85,791
Stockholder's Equity          16,692     11,120          11,413      9,847       9,269     12,140      11,568
-----------


Income Statement Summary(1)

                            Nine Months
                            Ended September 30,                       Year Ended December 31,
                            -------------------         -----------------------------------------------------
($ in thousands)              2003        2002            2002        2001       2000      1999        1998
                              ----        ----          ------        ----       ----      ----        ----
                              (unaudited)
Net Interest Income(3)      $  2,376    $ 2,389         $ 2,937    $ 1,776     $ 1,597    $ 2,402     $ 3,233

Non-Interest Income(4)         1,915      1,477           2,056      1,151         755        667         350

Non-Interest Expenses(5)       1,945      1,632           2,220      1,854       1,729      2,017       1,835

Income before taxes and
    extraordinary item         2,346      2,234           2,773      1,073         623      1,052       1,748

Provision for Income Taxes     1,068        961           1,207        495         288        480         801
Extraordinary item(6)            ---        ---             ---        ---       (206)        ---         ---

Net income                     1,278      1,273           1,566        578         129        572         947

Ratio of Earnings to fixed
 charges(7)                      1.4        1.5             1.4        1.2         1.1        1.1         1.2


Notes:

(1) Certain reclassifications were made to amounts for 1999 and prior periods to conform to the current period presentation.
(2) Includes current portion of long-term obligations and accrued interest payable at maturity.
(3)  Includes total interest and fee income, less interest on debentures.
(4) Includes service agreement income, gain on early repayment of mortgages and other income.
(5) Includes amortization of deferred debenture offering costs and general and administrative expenses.
(6) Represents a charge, net of taxes, in connection with the early retirement of certain debentures.
(7) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest incurred during the period and amortization of deferred debenture offering costs.

Risk  Factors.  An  investment  in the  Debentures  involves  certain  risks and
-------------
prospective investors should carefully consider the various risk factors. See "Risk Factors."

                                  Risk Factors

You should carefully consider the following factors together with the other matters described or incorporated by reference in this prospectus before deciding whether to purchase debentures in this offering.

     We have not yet identified what investments will be made with the net proceeds we receive in this offering

     We intend to use the net proceeds of this offering to originate or acquire mortgage interests in conformity with our mortgage investment policies and our past practices. We may also acquire other interests in real properties in accordance with our real estate investment policies. These policies are described later in this document. As of the date of this prospectus, we have not specified uses of the net proceeds. This is customarily referred to as a blind pool. All determinations concerning the use of the net proceeds will be made by our management. Accordingly, there is a greater degree of uncertainty concerning the return on any investments we might make, than would be the case if specific investments were identified. Holders of our debentures will not have the opportunity to evaluate any mortgages or other real property interests that may be acquired with the proceeds of this offering.

     Investments in junior mortgages and wraparound mortgages may be riskier than investments in senior mortgages

     As of September 30, 2003 we owned forty three (43) junior mortgages, and we may acquire additional junior mortgages in the future. Our junior mortgages constitute approximately 31% of the aggregate principal amount of our mortgages. In the event the owner of mortgaged property securing a junior mortgage owned by us defaults on a senior mortgage secured by the property, the holder of the senior mortgage may independently commence foreclosure proceedings. In the event this occurs, there can be no assurance that we will have funds available to cure the default, assuming this would be our desired course of action, in order to prevent foreclosure. If there is a foreclosure on the senior mortgage, as the owner of the junior mortgage we will only be entitled to share in liquidation proceeds after all amounts due to senior lienholders have been fully paid. Actual proceeds available for distribution upon foreclosure may be insufficient to pay all sums due on the senior mortgage, other senior liens and on our junior mortgage, and the costs and fees associated with such foreclosure.

     We have in the past and may in the future own "wraparound mortgages". A wraparound mortgage is a mortgage that includes the outstanding principal balance of senior mortgage(s) owed to one or more senior lenders. The holder of a wraparound mortgage is required to make all mortgage payments, when they become due, to each senior mortgagee from the payments received on the wraparound mortgage. Like other junior mortgages, wraparound mortgages involve greater risks than a first mortgage. As of the date of this prospectus, we do not own any wraparound mortgages.

     Recovery of non-recourse mortgages is limited to the property itself

     The majority of our mortgages are non-recourse or limited recourse. It is expected that most mortgages that we acquire in the future will be non-recourse or limited recourse as well. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. In addition, our mortgages are primarily on multifamily residential properties and our mortgages are not insured by the Federal Housing Administration, the Veterans' Administration or any other governmental agency. Therefore in the event of a default, our ability to recover our investment is solely dependent upon the value of the mortgaged property and the outstanding principal and interest balances of any loans secured by mortgages and liens that are senior in right to us, which must be paid from the net proceeds of any foreclosure proceeding. Any loss we may incur as a result of the foregoing factors may have a material adverse effect on our business, financial condition and results of operations. At September 30, 2003: four (4) of the mortgages in our portfolio (representing approximately 7% of the principal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits; forty six (46) of the mortgages (representing approximately 60% of the principal balance in our portfolio) allowed recourse against the mortgagor only with respect to liabilities related to tenant security deposits, proceeds from insurance polices, losses arising under environmental laws and losses resulting from waste or acts of malfeasance. Twenty five (25) loans, representing approximately 32% of the portfolio, are full recourse. The balance of our loans were without any recourse. In addition, at September 30, 2003, Twenty two (22) of our mortgages were guaranteed by third parties.

     We may compete with, and we do provide services to, our banking affiliates

     We are a wholly-owned subsidiary of Intervest Bancshares Corporation, a financial holding company with one banking subsidiary (the "Bank"). The Bank also originates and acquires mortgages and, from time to time, we may compete with the Bank for mortgage opportunities. In addition, we have an agreement with the Bank whereby we render various services. There are conflicts of interest inherent in all our dealings with our affiliates including:

     o our acquisition of mortgages from affiliates or sale of mortgages or mortgage interests to affiliates,
     o our retention of affiliates to perform services for us, including mortgage servicing, and
     o    our retention by affiliates to perform services for them.

     It is unlikely that these conflicts will be resolved by arm's-length bargaining. Matters involving conflicts of interests will be approved or ratified by a majority vote of our board of directors, including a majority of our "independent" directors, who are neither officers nor employees of ours or our affiliates, in attendance at any meeting considering such matters. However, such persons may serve as directors of the Company, as well as its affiliates. No assurance can be given that matters involving conflicts of interests will be resolved in the manner most favorable to holders of our debentures, or that we will pursue, or fully pursue, our rights or remedies against our affiliates. Certain of our directors also have other relationships and/or agreements with us. See "Transactions with Management."

     The debentures are not bank deposits. Although we have a bank affiliate, the debentures are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The debentures may lose value.

     The debentures are subordinated to other indebtedness, which could limit collectability of the debentures in the event of bankruptcy

     The payment of principal and interest on the debentures is subordinated to the prior payment in full of all of our existing and future senior indebtedness. Consequently, in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets will be available to pay obligations on the debentures only after all of our senior indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on the debentures after such senior indebtedness has been paid. As of September 30, 2003, we had no senior indebtedness. However, neither the debentures nor the indenture limit or restrict our ability to incur senior indebtedness or indebtedness that is pari passu with the debentures. Indebtedness that is pari passu with the debentures has no priority of payment over and is not subordinated in right of payment to the debentures. Accordingly, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, any assets of ours remaining after payment to lenders of senior indebtedness will be paid pro rata among the holders of the debentures and the holders of pari passu indebtedness.

     The underwriter is not obligated to purchase the debentures, which may limit the net proceeds we actually receive in this offering

     No commitment exists on the part of the underwriter to purchase all or any part of the debentures. Consequently, no assurance can be given as to the amount of debentures that will be sold, if any. If at least $8,500,000 of debentures are not sold by February 26, 2004, all subscription funds will be refunded to subscribers, with interest in proportion to the amount paid and without regard to the date paid.

     Absence of public market for the debentures could limit opportunities to sell your debentures in the future

     The debentures are new securities for which there is no trading market. We do not intend to apply for listing of the debentures on any securities exchange or for quotation through an automated quotation system. There is currently no established trading market for previous series of debentures we have issued. Although there are no restrictions on the transfer of debentures, the absence of an established trading market makes it more difficult to sell or transfer debentures. There can be no assurance that a market may develop in the future, and there can be no assurance as to the ability of holders of debentures to sell their debentures. If such a market were to exist, the debentures could trade at prices that may be higher or lower than their principal amount depending on many factors, including prevailing interest rates, the market for similar debt instruments and our financial performance.

     We have not set aside funds to pay the debentures when they mature

     There is no sinking fund for retirement of the debentures at or prior to their maturity. We anticipate that principal and accrued interest on the debentures will be paid from our working capital, or from the proceeds of a refinancing of the debentures. However, no assurance can be given that we will have sufficient funds available to pay the debentures at maturity. The debentures are subordinated and unsecured obligations of ours. As a result, if we are unable to pay the debentures at their maturity, your ability to recover the principal amount of the debentures and any outstanding interest may be limited by the terms and amount of our senior indebtedness and pari passu indebtedness.

     Our assets are heavily concentrated in mortgages on properties located in New York City, accordingly our business and operations are more vulnerable to downturns in the economy of a concentrated geographic area

     Thirty four (34) of the seventy nine (79) mortgage loans in our portfolio are secured by multi-family properties located in the City of New York. These loans represent approximately 40% of the principal balance of our portfolio. Many of these properties are subject to rent control and rent stabilization laws imposed in the City of New York, which limit the ability of the property owners to increase rents. We anticipate that a substantial portion of the mortgages that we may acquire with the net proceeds of this offering are also likely to be liens on real estate located in the New York metropolitan area. This concentration in the number, type or location of our investments could have a material adverse effect on our business, financial condition or results of operations.

     Terrorist acts and armed conflicts may adversely affect our business.

     Terrorist acts, such as those that occurred on September 11, 2001, and armed conflicts, such as the recent Gulf War, may have an adverse impact on our results of operations and on the economy generally. While these matters have not had a material adverse affect on our business, there can be no assurances as to any future impact.

     Our business will suffer if we do not continually identify and invest in mortgages

     Our success, in large part, depends on our ability to invest most of our assets in mortgages. We may be unable to so invest the optimum percentage of our assets because of a lack of available mortgages that meet our investment criteria. As a result, we may experience lower rates of return from investment of our assets, which could have a material adverse effect on our business, financial condition or results of operations.

     Fluctuations in interest rates and credit terms could adversely affect our ability to collect on mortgage loans having balloon payment features

     Sixty nine (69) of the mortgage loans in our portfolio, representing approximately 89% of the principal balance of our portfolio have balloon payments due at the time of their maturity. We may acquire additional mortgage loans that have balloon payments due at maturity. Volatile interest rates and/or erratic credit conditions and supply of available mortgage funds at the time these mortgage loans mature may cause refinancing by the borrowers to be difficult or impossible, regardless of the market value of the collateral at the time such balloon payments are due. In the event borrowers are unable to refinance these mortgage loans, or in the event borrowers are otherwise unable to make their balloon payments when they become due, such borrowers may default on their mortgage loans, which will have a material adverse effect on our business, financial condition and results of operations.

     Competition may affect our ability to generate desired returns on our investments

     We experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to ours. An increase in the general availability of investment funds may increase competition in the making of investments in mortgages and real property. Many of our current and potential competitors have significantly greater financial and marketing resources. These competitors may be able to offer more favorable credit terms to mortgagors simply because of their resources. Such competition may require that we alter our credit terms, including reduced origination fees, lower interest rates or less restrictive covenants, which may result in a reduction in our expected return on investments and increased exposure to defaults, which could have a material adverse effect on our business, financial condition or results of operations.

     Holders of our debentures will have no say over our management and affairs

     All decisions with respect to our management will be made exclusively by our officers and directors. Holders of our debentures have no right or power to take part in management. Prospective investors will be entirely reliant on our officers and directors and will not be able to evaluate for themselves the merits of proposed mortgage or other real estate investments. Accordingly, no person should purchase debentures unless he or she is willing to entrust all aspects of our management to our officers and directors. See "Management."

     Investments in mortgages and ownership of real property are susceptible to factors outside our control

     All mortgage loans are subject to some degree of risk, including the risk of default by a borrower on the mortgage loan. In addition, an owner of a mortgage may have to foreclose on the mortgage to protect its investment and may thereafter operate the mortgaged property, in which case it is exposed to the risks inherent in the ownership of real estate. A borrower's ability to make payments due under a mortgage loan, and the amount we, as mortgagee, may realize after a default, is dependent upon the risks associated with real estate investments generally, including:

     o    general or local economic conditions,
     o    neighborhood values,
     o    interest rates,
     o    real estate tax rates,
     o    operating expenses of the mortgaged properties,
     o    supply of and demand for rental units,
     o    supply of and demand for properties,
     o    ability to obtain and maintain adequate occupancy of the properties,
     o    zoning laws,
     o    governmental rules, regulations and fiscal policies, and
     o    acts of God

     We have little or no control over these risks. As we expand our mortgage portfolio, we may experience in the future some or all of these risks, which may have a material adverse effect on our business, financial condition and results of operations.

     Certain expenditures associated with real estate equity investments, principally real estate taxes and maintenance costs, are not necessarily decreased by events adversely affecting our income from such investments. Therefore, the cost of operating a real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss. The above factors could adversely affect our ability to generate revenues, resulting in reduced levels of profitability.

     If we are required to foreclose on mortgages, our return on investment may be less than we expected

     In the event we are required to foreclose on a mortgage or otherwise pursue our remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to our projected return on our investment or in an amount sufficient to prevent a loss to us.

     Our business is affected by prevailing interest rates and the availability of funds

     The real estate industry in general and the kinds of investments which we make in particular may be affected by prevailing interest rates, the availability of funds and the generally prevailing economic environment. The direction of future interest rates and the willingness of financial institutions to make funds available for real estate financing in the future is difficult to predict. The real property underlying any mortgages that may be acquired with the proceeds of this offering and the properties underlying our present mortgage loans will also be affected by prevailing economic conditions and the same factors associated with the ownership of real property, which may affect the ability to collect rent and the borrower's ability to repay, respectively. We cannot predict what effect, if any, prevailing economic conditions will have on our ability to make mortgage loans or on the operations of the property subject to our investments.

     Prepayments of mortgage loans could reduce expected returns on investment

     Although many of our mortgage loans include penalties for prepayment, fluctuating interest rates may provide an incentive for borrowers to prepay their loans. If we are unable to reinvest the proceeds of such prepayments at the same or higher interest rates, our business, financial condition and results of operations may be adversely affected. See "General Risks of Financing on Real Estate."

     Any difficulty in accessing additional capital may prevent us from achieving our business objectives

     To the extent that our available working capital reserves are not sufficient to defray expenses and carrying costs which exceed our income, it will be necessary to attempt to borrow such amounts. Any required additional financing may be unavailable on terms favorable to us, or at all. If additional financing is not available when required or is not available on acceptable terms, we may be forced to liquidate certain investments on terms which may not be favorable to us. We may also be unable to take advantage of investment opportunities or respond to competitive pressures.

         Compliance with environmental laws can be costly

     Federal and state statutes impose liability on property owners and operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability to lenders who have obtained title to properties through foreclosure or have become involved in managing properties prior to obtaining title. In addition, these statutes allow the government to place liens for environmental liability against the affected properties, which liens are senior in priority to other liens, including mortgages against the properties. We cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require expenditures by us which may be material. We intend to monitor such laws and take commercially reasonable steps to protect ourselves from the impact of such laws; however, there can be no assurance that we will be fully protected from the impact of such laws.

                                 USE OF PROCEEDS

     The net proceeds of the Offering, after payment of underwriting fees and commissions and offering expenses, are estimated at $9,230,000 if the maximum amount ($10,000,000) of the Debentures are sold, and are estimated at $7,782,500 if the minimum amount ($8,500,000) of the Debentures are sold. Such proceeds will be held in trust for the benefit of the purchasers of Debentures, and only used for the purposes set forth herein. Net proceeds will become part of our working capital and will be used to purchase mortgages or interests in real estate in accordance with our mortgage and real estate investment policies. The following table sets forth the sources and amount of funds which will be available to us upon completion of the Offering and the approximate use of said funds.

                              Minimum                             Maximum
                          Offering Amount       Percent      Offering Amount     Percent
                          ---------------       -------      ---------------     -------

SOURCES:
--------

Sale of Debentures           $8,500,000          100.0%         $10,000,000       100.0%
                             ==========          =====          ===========       =====

PROCEEDS:
---------

Underwriting fees and
   commissions                 $587,500            6.9%             640,000         6.4%
Offering expenses              $130,000            1.5%             130,000         1.3%
Working Capital               7,782,500           91.6%           9,230,000        92.3%
                              ---------           ----           ----------        ----
Proceeds                     $8,500,000          100.0%         $10,000,000       100.0%
                             ==========          =====          ===========       =====


     Pending investment of the net proceeds as specified above, we plan to invest such proceeds in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of six months, although such time could be extended if appropriate mortgages or other interests in real estate are not identified for reinvestment.

     It is presently anticipated that specified mortgage and/or real estate investments will be identified over the course of approximately 6 months after the completion of the Offering. Selected investments will meet the criteria and characteristics embodied in our present investment policies. See "History of Business - Real Estate Investment Policies and Mortgage Investment Policy". It is not anticipated that any single investment will be in an amount which exceeds ten percent (10%) of our total assets. In no event, will more than ten percent (10%) of the proceeds be used to acquire interests in unimproved and/or non-income-producing property.

     In the event that any real estate that may be acquired is subsequently resold or refinanced, any proceeds received therefrom will become part of our working capital and will be available for reinvestment. Any fees or commissions paid by us to affiliates, or received by us from our affiliates, in connection with any such resale or refinancing, will be on terms comparable with those that would be paid to unaffiliated parties. See "Transactions with Management."

                               MARKET INFORMATION

     We are a wholly-owned subsidiary of Intervest Bancshares Corporation, so that there is no established trading market for our common stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Intervest as of September 30, 2003, and as adjusted to give effect to the sale of the Debentures offered hereby:

                                                                              As adjusted
                                                                      Minimum            Maximum
                                       At September 30, 2003          Offering           Offering
                                       ---------------------          ------------       --------
                                            (Unaudited)                  (Unaudited)
Long Term Debt:

Debenture Interest Payable
    at Maturity                            $ 11,791,000              $11,791,000       $ 11,791,000
Outstanding Debentures                       88,600,000               88,600,000         88,600,000
Debentures Offered                                                     8,500,000         10,000,000
                                           ------------             ------------       ------------
                                               -----
                                            100,391,000              108,891,000        110,391,000
                                           ------------             ------------       ------------

Stockholder's Equity:
Common Stock, No Par Value,
    200 shares authorized,
    100 shares issued and
    outstanding                               2,100,000                2,100,000          2,100,000
  Additional Paid-in Capital                  7,510,000                7,510,000          7,510,000
  Retained Earnings                           7,082,000                7,082,000          7,082,000
                                           ------------             ------------       ------------
  Total Stockholder's Equity                 16,692,000               16,692,000         16,692,000
                                            -----------             ------------       ------------
      Total Capitalization                 $117,083,000             $125,583,000       $127,083,000
                                           ============             ============       ============

------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Intervest Mortgage Corporation and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation (hereafter referred to as the "Company" on a consolidated basis), are engaged in the real estate business, including the origination and purchase of real estate mortgage loans, consisting of first mortgage, junior mortgage and wraparound mortgage loans.

     On March 10, 2000, Intervest Bancshares Corporation (hereafter referred to as the "Parent Company") acquired all the outstanding capital stock of the Company in exchange for shares of the Parent Company's Class A common stock. As a result of the acquisition, the Company became a wholly owned subsidiary of the Parent Company, which is a financial holding company. Former shareholders of the Company are officers and directors of both the Company and the Parent Company. The Parent Company also owns: Intervest National Bank, a national bank with its headquarters and full-service banking office located in New York, New York, four full-service banking offices in Clearwater, Florida and one in South Pasadena, Florida; and Intervest Securities Corporation, a broker/dealer and member firm of the NASD.

     The Company's results of operations are affected by general economic trends in real estate markets, as well as by trends in the general economy and the movement of interest rates. Since the properties underlying the Company's mortgages are concentrated in the New York City area, the economic conditions in that area also have an impact on the Company's operations.

     The Company has historically invested primarily in short-term real estate mortgage loans secured by income producing real property that mature in approximately five years. The properties to be mortgaged are inspected by representatives of the Company and mortgage loans are made only on those type of properties where management is knowledgeable as to operating income and expense. The Company generally relies upon management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor. The Company does not finance new construction. While the Company has not previously made acquisitions of real property, it may also, from time to time, acquire interests in real property, including fee interests.

     The Company's mortgage portfolio is composed predominantly of mortgages on multi-family residential properties, many of which are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, properties of the nature of those constituting the most significant portion of the Company's mortgage portfolio are not affected by the general movement of real estate values in the same manner as other income-producing properties.

     The prepayment of mortgage loans tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates. Certain of the Company's mortgages include prepayment provisions, and others prohibit prepayment of indebtedness entirely. Of the seventy nine (79) mortgages in the portfolio: four (4) allow prepayment without penalty; four (4) prohibit prepayment; thirty six (36) permit prepayment only after passage of a specific period; and thirty five (35) permit prepayment after payment of penalties ranging from 0.5% up to 5% of the principal balance.

Comparison of Financial Condition at September 30, 2003 and December 31, 2002

     Total assets at September 30, 2003 increased to $118,749,000, from $97,311,000 at December 31, 2002. The increase is reflective of the proceeds from the issuance of subordinated debentures with a principal amount of $16,000,000, capital contributions totaling $4,001,000 from the Parent Company and $1,278,000 of income for the nine months of 2003 which were partially offset by a decrease in time deposits of $2,000,000 .These funds were used to make to new mortgage loans totaling $68,039,000, offset by $44,013,000 of payoffs and amortization.

     Cash and cash equivalents amounted to $16,970,000 at September 30, 2003, compared to $17,946,000 at December 31, 2002. The decrease was reflected in a lower level of short term investments in the form of commercial paper which was mostly offset by an increase in balances maintained in money market accounts. The decrease was used to fund a portion of the additional mortgage loans receivable originated in the first nine months of 2003.

     Mortgage loans receivable, net of unearned income and allowance for loan losses, amounted to $96,911,000 at September 30, 2003, compared to $73,398,000 at December 31, 2002. The increase was due to new originations exceeding repayments during the period. At September 30, 2003 the Company had two loans totaling $1,057,000 classified as nonaccrual. See note 3 to the condensed consolidated financial statements in this report for further discussion.

     Deferred debenture offering costs, net of accumulated amortization, increased to $3,033,000 at September 30, 2003, from $2,556,000 at December 31, 2002. The increase was primarily due to the incremental costs associated with the issuance of Series 1/21/03 and 7/25/03 subordinated debentures, which was partially offset by normal amortization.

     Total liabilities at September 30, 2003 increased to $102,057,000, from $85,898,000 at December 31, 2002. The increase was primarily due to the issuance of subordinated debentures with a principal amount of $16,000,000, partially offset by the maturity and redemption of subordinated debentures with a principal balance of $1,400,000. Also contributing to this increase was an increase in accrued interest payable at maturity on debentures and a higher level of mortgage escrow funds payable.

     Subordinated debentures outstanding at September 30, 2003 increased to $88,600,000, from $74,000,000 at December 31, 2002 as a result of the issuance of $7,500,000 of series 01/21/03 and $8,500,000 of series 7/25/03 debentures.
These new issues were partially offset by the maturity and redemption of a portion of series 11/10/98 with a principal balance of $1,400,000. Debenture interest payable increased to $11,791,000 at September 30, 2003, from $10,751,000 at December 31, 2002, primarily as a result of the accrual of interest on the debentures outstanding, which was partially offset by the payment of $570,000 of accrued interest on the debentures that matured.

     Mortgage escrow funds increased to $1,358,000 at September 30, 2003, an increase of $698,000 from the December 31, 2002 balance of $660,000. This increase was primarily due to new escrow funds resulting from the increase in mortgage loans receivable. Mortgage escrow funds payable represent advance payments made by the borrowers for taxes, insurance and other charges remitted by the Company to third parties.

     Stockholder's equity increased to $16,692,000 at September 30, 2003, from $11,413,000 at year-end 2002. The increase was due to capital contributions aggregating $4,001,000 from the Parent Company and net income of $1,278,000 for the nine-months ended September 30, 2003.

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

     Total  assets  at  December  31,  2002  increased  to   $97,311,000,   from
$83,083,000 at December 31, 2001. The increase is primarily reflected in mortgage loans receivable.

     Cash and cash equivalents increased to $17,946,000 at December 31, 2002, from $16,752,000 at December 31, 2001.

     Mortgage loans receivable, net of unearned income and allowance for loan loss reserves, amounted to $73,398,000 at December 31, 2002, compared to $62,647,000 at December 31, 2001. At December 31, 2002 and 2001, the Company did not have any loans on a nonaccrual status. The Company's policy is to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or when in the opinion of the Company's management, principal or interest is not likely to be paid in accordance with the terms of the loan.

     Management's periodic evaluation of the need for or adequacy of the allowance for loan loss reserves is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on any impaired loans that may be susceptible to significant change. The allowance for loan losses amounted to $101,000 at December 31, 2002 and $18,000 at December 31, 2001. An allowance was not maintained at any time during 2000. Although management believes it uses the best information available to make determinations with respect to the need for and amount of the allowance, future adjustments may be necessary if economic conditions, or other factors, differ from those assumed.

     Deferred debenture offering costs, net of accumulated amortization, increased to $2,556,000 at December 31, 2002, from $2,348,000 at December 31, 2001. The increase was primarily due to $1,012,000 of additional deferred costs associated with the issuance of new debentures in 2002, which was mostly offset by normal amortization of $805,000.

     Total liabilities at December 31, 2002 increased to $85,898,000, from $73,236,000 at December 31, 2001. The increase primarily reflected an increase in debentures. Subordinated debentures outstanding at December 31, 2002 increased to $74,000,000, from $63,000,000 at December 31, 2001. This increase is a result of the issuance of series 1/17/02 debentures in the principal amount of $5,750,000 and series 8/5/02 debentures in the principal amount of $7,750,000, partially offset by the maturity of series 6/28/99 debentures in the principal amount of $2,500,000.

     Stockholder's equity increased to $11,413,000 at December 31, 2002, from $9,847,000 at December 31, 2001. The increase was due to net income for 2002 of $1,566,000.

Comparison of Results of Operations for the Nine-Months Ended September 30, 2003 and 2002

     The Company recorded net income of $1,278,000 for the nine-months September 30, 2003, compared to net income of $1,273,000 for the nine-months ended September 30, 2002.

     Interest income was $6,919,000 for the nine-months ended September 30, 2003, compared to $6,390,000 for the same period a year ago. The increase of $529,000 was primarily due to an increase in average balance of mortgage loans receivable of $16,800,000 ($88,600,000 for the first nine months of 2003 verses $71,800,000 for the first nine months of 2002), which was partially offset by a decrease in rates on new mortgage loans receivable, repayments of higher-yielding loans and lower rates earned on short-term investments.

     Service agreement income was $1,599,000 for the first nine months of 2003 compared to $1,145,000 in the same period of 2002. The increase of $454,000 was the result of increased lending activity.

     Interest expense on debentures was $4,543,000 for the nine-months ended September 30, 2003, compared $4,001,000 for the same period of 2002. The increase of $542,000 was primarily due to a $12,800,000 increase in the average balance of debentures outstanding from $66,900,000 in for the first nine months of 2002 verses $79,700,000 for the first nine months of 2003. This increase was partially offset by a 75 basis point decrease in interest rates on floating-rate debentures from September 30, 2002 to September 30, 2003 and a lower rate on new fixed-rate debentures issued in 2003.

     Amortization of deferred debenture offering costs was $691,000 for the nine-months ended September 30, 2003, compared to $592,000 for the same period of 2002. The increase of $99,000 reflected the increased amount of debentures outstanding.

     General and administrative expenses increased to $1,254,000 for the nine-months ended September 30, 2003, from $1,040,000 for the same period of 2002. The increase primarily reflected an increase in compensation and benefits expense of $127,000 due to additional staff and salary increases, partially offset by a $49,000 increase in deferred expenses related to mortgage loan originations as well as a higher amount recognized per loan. The increase was also due to an increase in the provision for loan losses of $51,000 due to new loan originations and an increase in occupancy expense of $49,000 due to an increase in rented space and an increase in real estate tax escalation charges.

     Income tax expense for the nine-months ended September 30, 2003 amounted to $1,068,000, compared to $961,000 for the nine- months ended September 30, 2002. The Company's effective tax rate was approximately 46% for the nine-months ended September 30, 2003 and 43% for the same period of 2002. The Company files consolidated Federal, New York State and New York City income tax returns with its Parent Company. In the third quarter of 2002, a favorable adjustment of $61,000 resulting from the finalization of the 2001 tax returns and allocation of taxable income between the Parent Company and its subsidiaries reduced the Company's tax expense.

Comparison  of Results of  Operations  for the Year Ended  December 31, 2002 and
2001

     The Company had net income of $1,566,000 in 2002, compared to net income of $578,000 in 2001. The increase in earnings was primarily due to: a $1,134,000 increase in service fee income received from Intervest National Bank, a related party, and an increase in net interest income (total interest and fee income less interest on debentures and amortization of deferred debenture offering costs) of $1,018,000. These increases were partially offset by a $712,000 increase in income tax expense and a $223,000 increase in general and administrative expenses.

     Total interest and fee income was $8,420,000 in 2002, compared to $7,625,000 in 2001. The increase of $795,000 was due to a $12,200,000 increase in average loans outstanding, which was partially offset by a decrease in market interest rates during 2002.

     Service agreement income from Intervest National Bank was $1,597,000 in 2002, compared to $463,000 in 2001. The increase of $1,134,000 was due to fees earned on increased loan origination services provided to the Bank.

     Gain on early repayment of mortgages was $334,000 in 2002, compared to $582,000 in 2001. The decrease of $248,000 was due mostly to a large prepayment fee in 2001 which did not recur. Interest expense on debentures was $5,483,000 in 2002, compared to $5,849,000 in 2001. The decrease of $366,000 was primarily due to interest rate decreases on various floating-rate debentures indexed to the JPMorgan Chase Bank prime rate, which decreased a total of 525 basis points from January 1, 2001 to December 31, 2002. The decrease in rates was partially offset by additional interest expense on new fixed-rate debentures issued in 2002.

     Amortization of deferred debenture offering costs was $805,000 in 2002, compared to $662,000 in 2001. The increase reflected the amortization of costs on new issues, partially offset by the effect of the maturity of various debentures.

     General and administrative expenses aggregated $1,415,000 in 2002, compared to $1,192,000 in 2001. The increase of $223,000 was primarily the result of an increase in salary expense due to additional staff, salary increases and a higher cost of benefits.

     The provision for income taxes amounted to $1,207,000 and $495,000 for 2002 and 2001, respectively. The provision represented 44% and 46% of pretax income for 2002 and 2001, respectively.

Comparison  of Results of  Operations  for the Year Ended  December 31, 2001 and
2000

     The Company had net income of $578,000 in 2001, compared to net income of $129,000 in 2000. The increase in earnings was primarily due to: an increase in gain on early repayment of mortgages of $242,000; an increase in net interest income of $231,000; and a $178,000 increase in service fee income received from Intervest National Bank. These increases were partially offset by a $177,000 increase in general and administrative expenses.

     Total interest income was $7,625,000 in 2001, compared to $8,519,000 in 2000. The decrease of $894,000 was mostly due to declines in market interest rates during 2001.

     Total noninterest income was $1,151,000 in 2001, compared to $755,000 in 2000. The increase of $396,000 was due to an increase of $242,000 in gains on early repayment of mortgages and an increase of $178,000 in service fee income received from Intervest National Bank.

     Interest expense on debentures was $5,849,000 in 2001, compared to $6,922,000 in 2000. The decrease of $1,073,000 was primarily due to interest rate decreases on various floating-rate debentures indexed to the JPMorgan Chase Bank prime rate, which decreased a total of 475 basis points during 2001.

     Amortization of deferred debenture offering costs was $662,000 in 2001, compared to $714,000 in 2000. The decrease reflected the retirement of various debentures partially offset by new issues during 2001 and 2000.

     General and administrative expenses aggregated $1,192,000 in 2001, compared to $1,015,000 in 2000. The increase of $177,000 was primarily the result of an increase in salary expense due to salary increases and additional staff.

     The provision for income taxes amounted to $495,000 and $288,000 for 2001 and 2000, respectively. The provision represented 46% of pretax income for each period.

     The extraordinary charge of $206,000 in 2000 represents $382,000 of unamortized deferred debenture offering costs that were charged to expense in the second quarter of 2000 in connection with the earlier retirement of debentures, less a related tax benefit of $176,000.

Liquidity and Capital Resources

     The Company manages its liquidity position on a daily basis to assure that funds are available to meet operations, loan and investment funding commitments and the repayment of borrowed funds. The Company's principal sources of funds have consisted of borrowings (through the issuance of its subordinated debentures), mortgage repayments and cash flow generated from ongoing operations. For information about the cash flows from the Company's operating, investing and financing activities, see the consolidated statements of cash flows in this report.

     At September 30, 2003, the Company's total commitment to lend aggregated approximately $4,753,000.

     During the first nine-months of 2003, the Company received capital contributions aggregating $4,001,000 from the Parent Company.

     The Company considers its current liquidity and sources of funds sufficient to satisfy its outstanding lending commitments and its maturing liabilities.

Asset and Liability Management

     Interest rate risk arises from differences in the repricing of assets and liabilities within a given time period. The Company uses "gap analysis," which measures the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a given time period, to monitor its interest rate sensitivity. An asset or liability is normally considered to be interest-rate sensitive if it will reprice or mature within one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within a one-year time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. Conversely, a gap is considered negative when the opposite is true.

     During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

     A simple interest rate gap analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates for the following reasons. Income associated with interest-earning assets and costs associated with interest bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

     The Company has a "floor," or minimum rate, on many of its floating-rate loans. The floor for each specific loan is determined in relation to the prevailing market rates on the date of origination and most adjust upwards in the event of increases in the loan's interest rate. This feature reduces the effect on interest income in a falling rate environment.

     Notwithstanding all of the above, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

     The following table summarizes information relating to the Company's interest-earning assets and interest-bearing liabilities as of September 30, 2003, that are scheduled to mature or reprice within the periods shown. Floating-rate loans which are subject to adjustment at any time are included in the 0-3 month period rather than in the period in which the loans mature. Fixed-rate loans are scheduled according to their contractual maturities.


($ in thousands)                               0-3           4-12       Over 1-4        Over 4
                                              Months        Months        Years         Years         Total
-------------------------------------------------------------------------------------------------------------
Floating- rate loans                         $ 61,617           ---           ---           ---      $ 61,617
Fixed- rate loans                               7,929       $11,084    $    4,327    $   13,374        36,714
-------------------------------------------------------------------------------------------------------------
Total Loans                                    69,546        11,084         4,327        13,374        98,331
Short-term investments                         15,717           ---           ---           ---        15,717
-------------------------------------------------------------------------------------------------------------
Total rate-sensitive assets                  $ 85,263       $11,084    $    4,327    $   13,374      $114,048
-------------------------------------------------------------------------------------------------------------
Debentures payable                           $ 42,750       $ 2,000    $   17,350    $   26,500      $ 88,600
Accrued interest on debentures                  7,644           838         2,737           572        11,791
-------------------------------------------------------------------------------------------------------------
Total rate-sensitive liabilities             $ 50,394       $ 2,838    $   20,087    $   27,072      $100,391
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
GAP (repricing differences)                  $ 34,869       $8,246     $  (15,760)   $  (13,698)     $ 13,657
-------------------------------------------------------------------------------------------------------------
Cumulative GAP                               $ 34,869       $43,115    $   27,355    $   13,657      $ 13,657
-------------------------------------------------------------------------------------------------------------
Cumulative GAP to total assets                   29.4%         36.3%         23.0%         11.5%         11.5%
-------------------------------------------------------------------------------------------------------------

Impact of Inflation and Changing Prices

     The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Virtually all of the assets and liabilities of the Company are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of the Company than do the effects of changes in the general rate of inflation and changes in prices. Additionally, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

     In a rising rate environment, it is possible that the Company would have to devote a higher percentage of the interest payments it receives from its fixed-rate mortgages to meet the interest payments due on variable-rate Debentures. However, it should be noted that the interest rate on variable-rate debentures is limited to a maximum of 12%.

Quantitative and Qualitative Disclosures about Market Risk

     Market risk is the risk of loss from adverse changes in market prices and interest rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and debenture-selling activities. The Company has not engaged in and accordingly has no risk related to trading accounts, commodities or foreign exchange. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of September 30, 2003, December 31, 2002 and 2001, which reflect changes in market prices and rates, can be found in note 13 of the notes to consolidated financial statements.

     Management actively monitors and manages the Company's interest rate risk exposure. The primary objective in managing interest rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on the Company's net interest income and capital. For a further discussion, see the section "Asset and Liability Management."

                  SELECTED FINANCIAL INFORMATION OF THE COMPANY

     The table below presents selected consolidated financial data. This data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 1998 through December 31, 2002 are derived from our audited consolidated financial statements. The consolidated financial data for the periods ended September 30, 2003 and 2002, are derived from our unaudited interim financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                At and For The
                                                 Nine Months
                                              Ended September 30,                 At and For The Year Ended December 31,
($ in thousands)                               2003         2002          2002       2001        2000         1999        1998
                                             --------------------     -------------------------------------------------------------
                                                         (unaudited)
Financial Condition Data:
Total Assets                                 $118,749    $ 96,375        97,311    $ 83,083    $ 74,860     $ 98,740    $ 99,887
Cash and short-term investments                16,970      24,978        17,946      16,752      19,476       30,754      27,452
Loans receivable, net of
   deferred fees                               97,129      67,394        73,499      62,665      51,992       63,290      67,251
Allowance for loan losses                         218          84           101          18          --           --          --
Subordinated debentures and related
   interest payable (1)                       100,391      84,085        84,751      72,113      64,347       84,600      85,791
Stockholder's equity                           16,692      11,120        11,413       9,847       9,269       12,140      11,568

Operations Data:
Interest income                              $  6,919    $  6,390         8,420    $  7,625    $  8,519     $ 10,552    $ 11,743
Gain on early repayment of
   mortgages receivable                           180         235           334         582         340          369         291
Other income                                    1,735       1,242         1,722         569         415          298          59
                                             --------    --------      --------    --------    --------     --------    --------
Total revenue                                   8,834       7,867        10,476       8,776       9,274       11,219      12,093
                                             --------    --------      --------    --------    --------     --------    --------
Interest expense                                4,543       4,001         5,483       5,849       6,922        8,150       8,510
Amortization of deferred
   debenture offering costs                       691         592           805         662         714          899         891
General and administrative expenses             1,254       1,040         1,415       1,192       1,015        1,118         944
                                             --------    --------      --------    --------    --------     --------    --------
Total expenses                                  6,488       5,633         7,703       7,703       8,651       10,167      10,345
                                             --------    --------      --------    --------    --------     --------    --------
Earnings before income taxes and
   extraordinary item                           2,346       2,234         2,773       1,073         623        1,052       1,748
Provision for income taxes                      1,068         961         1,207         495         288          480         801
                                             --------    --------      --------    --------    --------     --------    --------
Income before extraordinary item                1,278       1,273         1,566         578         335          572         947
Extraordinary item, net of taxes (2)              ---         ---           ---         ---        (206)         ---         ---
                                                                       --------    --------    --------     --------    --------
Net income                                   $  1,278    $  1,273         1,566    $    578    $    129     $    572    $    947
                                             --------    --------      --------    --------    --------     --------    --------
Ratios and Other Data
Ratio of earnings to fixed charges(3)             1.4         1.5           1.4         1.2         1.1          1.1         1.2
Dividends paid                                    ---         ---           ---         ---    $  3,000          ---         ---

--------

(1)  Includes interest paid quarterly and at maturity.
(2) Represents a charge, net of taxes, in connection with the early retirement of debentures.
(3) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest expense incurred during the period and amortization of deferred debenture offering costs.

                              HISTORY AND BUSINESS

Intervest Mortgage Corporation

     Intervest Mortgage Corporation (sometimes called Intervest) was incorporated under the laws of the State of New York in April, 1987. In September of 2002, the company changed its name from Intervest Corporation of New York to Intervest Mortgage Corporation. Intervest is a wholly-owned subsidiary of Intervest Bancshares Corporation, a financial holding company. Former shareholders of Intervest are officers and directors of both Intervest Bancshares Corporation and Intervest. The principal offices of Intervest are located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-218-2800. Intervest presently owns mortgages on real estate, and intends to acquire and originate additional mortgages on real estate. The proceeds of this offering will be used to acquire or originate additional mortgages on real estate or to acquire and retain interests in real property. Intervest may in the future engage in any aspect of the real estate and mortgage finance business.

     Intervest  also  has  two  wholly-owned  subsidiaries.   See  "History  and
Business-Subsidiaries."

Property to be Acquired from Net Proceeds of Offering

     Intervest plans to apply the net cash proceeds of the offering to the acquisition of additional mortgages and/or interests in real estate. See "Use of Proceeds."

Present Business

     Intervest is engaged in the real estate business and has historically invested primarily in real estate mortgage loans secured by income producing real property. A substantial portion of the loans made by Intervest are loans with terms of up to approximately five years. Such transactions typically require an understanding of the underlying real estate transaction and rapid processing and funding as a principal basis for competing in the making of these loans. Intervest does not finance new construction.

     Intervest owns a portfolio of mortgages on improved real property. The aggregate outstanding principal balance at September 30, 2003 due on such mortgages was approximately $96.9 million, after adjusting for unearned income of $1,202,000 and the allowance for loan losses of $218,000. For financial statement reporting purposes, all mortgages contributed or sold to Intervest by affiliates have been recorded at the historical cost of the affiliate. The historical cost of the mortgage loan which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination. Certain of Intervest's real estate mortgage loans bear interest at a fixed rate. The balance of such loans bear interest at fluctuating rates. As of September 30, 2003, approximately 37% of Intervest's mortgage portfolio was comprised of fixed rate mortgages.

     At September 30, 2003, approximately 87% of the outstanding principal amount of Intervest's loans were secured by properties located in the greater New York metropolitan area. The balance of Intervest's loans are secured by properties located in Florida, Georgia, Maryland, New Jersey, Upstate New York, Pennsylvania, Connecticut and Virginia.

     At September 30, 2003, Intervest's portfolio consisted of seventy nine (79) real estate mortgage loans. Of the principal amount of real estate loans outstanding at that date, 69% represented first mortgage loans and 31% represented junior mortgage loans. Of the junior mortgage loans, which aggregated approximately $30.6 million in outstanding principal amount at September 30, 2003, the prior liens on the property underlying those mortgages had an outstanding principal balance of approximately $160.9 million. More detailed information concerning the mortgages included in the Company's portfolio at December 31, 2002 is set out in Schedule IV to the Company's financial statements at page F-18.

Future Business Operations

     Intervest plans to continue to engage in the real estate business, including the acquisition and origination of mortgages. Such mortgages may be purchased from affiliates of Intervest or from unaffiliated parties. It is anticipated that such mortgages will be acquired or originated using the proceeds of additional debenture offerings and/or internally generated funds.

     Intervest does not presently own any equity interests in real property nor has it acquired any equity interest in real property since the date it commenced business. However, the proceeds from this offering may be applied to such an acquisition and Intervest may purchase additional equity interests in real property in the future or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage held by it.

     Intervest's mortgage loans may include: (i) first mortgage loans; (ii) junior mortgage loans; and (iii) wraparound mortgage loans.

     Intervest's mortgage loans will generally be secured by income-producing properties. In determining whether to make mortgage loans, Intervest will analyze relevant real property and financial factors which may in certain cases include such factors as the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the owner of the property. Intervest's mortgage loans will generally not be personal obligations of the borrower and will not be insured or guaranteed by governmental agencies or otherwise.

     Intervest makes both long-term and short-term mortgage loans. Intervest anticipates that generally its mortgage loans will provide for balloon payments due at the time of their maturity.

     With respect to the acquisition of equity interests in real estate, Intervest may acquire and retain title to properties either directly or through a subsidiary or other affiliates.

     While no such transactions are presently pending, Intervest would, in appropriate circumstances, consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities.

Real Estate Investment Policies

     While Intervest has not to date made acquisitions of real property or managed income-producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties.

     Real property that may be acquired will be selected by management of Intervest. The Board of Directors of Intervest has not adopted any formal policies regarding the percentage of Intervest's assets that may be invested in any single property, or in any type of property, or regarding the geographic location of properties that may be acquired. It is not anticipated, however, that any single investment will be in an amount that exceeds ten percent (10%) of our assets. No vote of any securities holders of Intervest is necessary for any investment in real estate.

     Intervest anticipates that any equity interests it may acquire will be in income-producing properties, primarily multi-family residential properties located in the New York metropolitan area. The acquisition of real estate may be financed in reliance upon working capital, mortgage financing or a combination of both. It is anticipated that properties selected for acquisition would have potential for appreciation in value. While such properties would typically generate cash flow from rentals, it is anticipated that income from properties will generally be reinvested in capital improvements to the properties.

     While Intervest would maintain close supervision over any properties that it may own, independent managing agents may be engaged when deemed appropriate by management. All such properties would, as a matter of policy, be covered by property insurance in amounts deemed adequate in the opinion of management.

Mortgage Investment Policy

     Intervest's current investment policy related to mortgages emphasizes investments in short-term real estate mortgages secured by income producing real property, located primarily in the greater New York metropolitan area.

     The properties to be mortgaged are inspected by representatives of the Company and mortgage loans are made only on those types of properties where management is knowledgeable as to operating income and expense. Intervest generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the cost associated with such services are generally paid by the mortgagor.

     Future investments in mortgages will be selected by management of Intervest. The Board of Directors of Intervest has not adopted any formal policy regarding the percentage of Intervest's assets which may be invested in any single mortgage, or in any type of mortgage investment, or regarding the geographic location of properties on which the mortgages owned by Intervest are liens. However, it is the present intention of the management of Intervest to maintain the diversification of the portfolio of mortgages owned by Intervest and it is not anticipated that any single mortgage investment would exceed ten percent (10%) of total assets. No vote of any security holders of Intervest is necessary for any investment in a mortgage.

     Intervest anticipates that it will acquire or originate senior and junior mortgages, primarily on multifamily residential properties. Intervest anticipates that the amount of each mortgage it may acquire in the future will not exceed 85% of the fair market value of the property securing such mortgage. Such mortgages generally will not be insured by the Federal Housing
Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured in any way. Intervest requires that all mortgaged properties be covered by property insurance in amounts deemed adequate in the opinion of management. Intervest also acquires or originates mortgages which are liens on other types of properties, including vacant land and commercial and office properties, and may resell mortgages.

Temporary Investments by Affiliates on Behalf of Intervest

     An affiliate of Intervest may make a mortgage loan or purchase a mortgage in its own name and temporarily hold such investment for the purpose of facilitating the making of an investment by Intervest, provided that any such investment is acquired by Intervest at a cost no greater than the cost of such investment to the affiliate plus carrying costs and provided there is no other benefit to the affiliate arising out of such transaction from compensation otherwise than as permitted by this Prospectus.

Certain Characteristics of Intervest's Mortgage Investments

     Mortgages typically provide for periodic payments of interest and, in some cases, principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by Intervest provide for balloon payments at maturity, which means that a substantial part or all of the original principal of the mortgage is due in one lump sum payment at maturity. The property on which the mortgage is a lien provides the security for the mortgage. If the net revenue from the property is not sufficient to make all debt service payments due on mortgages on the property, or if at maturity or the due date of any balloon payment the owner of the property fails to raise the funds to make the payment (by refinancing, sale or otherwise), Intervest could sustain a loss on its investment in the mortgage. To the extent that the aggregate net revenues from Intervest's mortgage investments are insufficient to provide funds equal to the payments due under Intervest's debt obligations, including the Debentures, then Intervest would be required to utilize its working capital for such purposes or otherwise obtain the necessary funds from outside sources. No assurance can be given that such funds would be available to Intervest.

     With respect to any wraparound mortgages which may be originated by Intervest in the future, such wraparound mortgages are generally negotiated and structured on an individual, case by case basis, and may be structured to include any or all of the following provisions:

               (i) Intervest may lend money to a real property owner who would be obligated to repay the senior underlying mortgage debt as well as the new wraparound indebtedness owed to Intervest.

               (ii) Intervest may legally assume the obligation to make the payments due on the senior underlying mortgage debt.

               (iii) The real property owner-debtor may agree to make payments to Intervest in satisfaction of both the senior underlying mortgage debt and the new wraparound indebtedness owed to Intervest.

               (iv) Intervest may receive a mortgage on the real property to secure repayment of the total amount of indebtedness (wraparound indebtedness and the senior underlying mortgage indebtedness).

     The mortgages owned by Intervest that are junior mortgages are subordinate in right of payment to senior mortgages on the various properties. Intervest generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages. In all cases, in the opinion of management, the current value of the underlying property collateralizing the mortgage loan is in excess of the stated amount of the mortgage loan. Therefore, in the opinion of management of Intervest, each property on which a mortgage owned by Intervest is a lien constitutes adequate collateral for the related mortgage loan. Accordingly, in the event the owner of a property fails to make required debt service payments, management believes that, based upon current value, upon a foreclosure of the mortgage and sale of the property, Intervest would recover its entire investment. However, there can be no assurance that the current value of the underlying property will be maintained.

Loan Loss Experience and Allowance for Loan Losses

     For financial reporting purposes, Intervest considers a loan as delinquent or non-performing when it is contractually past due 90 days or more as to principal or interest payments. Intervest evaluates its portfolio of mortgage loans on an individual basis, comparing the amount at which the investment is carried to its estimated net realizable value. At September 30, 2003, Intervest had two real estate loans, with an aggregate principal balance of $1,057,000, on non-accrual status. The Company has commenced mortgage foreclosure proceedings as to these loans. The Company presently believes that it will not suffer any losses related to the two non-accrual loans. At December 31, 2002, and December 31, 2001, Intervest did not have any nonperformong assets or impaired loans.

     The Company monitors its loan portfolio to determine the appropriate level for the allowance for loan losses based on various factors. The allowance for loan losses is netted against loans receivable and is increased by provisions charged to operations and decreased by charge-offs (net of recovery). The adequacy of the allowance is evaluated periodically with consideration given to the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and estimates of fair value thereof, historical charge-offs and recoveries, adverse situations which may affect the borrower's ability to repay, and management's perception of the current and anticipated economic conditions in the Company's lending areas. The balance of the allowance for loan losses was $218,000 at September 30, 2003 and $101,000 at December 31, 2002.

Tax Accounting Treatment of Payments Received on Mortgages

     Intervest derives substantially all of its cash flow from debt service payments which it receives on mortgages owned by it. The tax accounting treatment of such debt service payments, as income or return of capital, depends on the particular mortgage. In the case of mortgages which pay interest only, the entire debt service payment prior to maturity received by Intervest is treated as income and the repayment of principal is generally considered a return of capital. In the case of mortgages which include amortization of principal in the debt service payment received by Intervest, the amount representing amortization of principal is generally treated as a return of capital for tax accounting purposes.

Financial Accounting Treatment of Payments Received on Mortgages

     For financial reporting purposes, Intervest's basis in mortgages originated in connection with real estate sale transactions is less than the face amount outstanding. This difference is attributable to discounts recorded by Intervest to reflect a market rate of interest at the date the loans were originated. These discounts are being amortized over the lives of the mortgages.

Effect of Government Regulation

     Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

     Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

     Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by Intervest, the security for such mortgage could be impaired.

Policies With Respect to Certain Activities

     We have not, during the past three years, nor do we presently propose to engage in any of the following activities: the issuance of senior securities; investment in the securities of other entities for the purpose of exercising control; underwriting the securities of other issuers; engaging in the purchase and sale of investments; offering securities in exchange for property; or repurchasing or otherwise reacquiring our shares.

     We have in the past and intend to continue in the future to rely upon borrowings, through the issuance of our subordinated debentures, as a principal source of funds for our continuing operations. In addition, we have in the past and will continue in the future to provide our security holders with annual financial statements, including a balance sheet and statement of profit and loss, accompanied by a report of our independent accountants.

Indemnification

     Pursuant to the bylaws of Intervest, Intervest is obligated to indemnify officers and directors of Intervest against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such officers or directors as a result of any action or proceeding, or any appeal therein, to the extent such indemnification is permitted under the laws of the State of New York (in which Intervest is incorporated). Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Intervest pursuant to the foregoing provisions, Intervest has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Employees

     At September 30, 2003, Intervest employed 14 full-time employees. None of the employees is covered by a collective bargaining agreement and Intervest believes its employee relations are good.

Litigation

     Intervest is not engaged in any litigation, nor does it presently know of any threatened or pending litigation in which it is contemplated that Intervest will be made a party.

Subsidiaries

     Intervest has two wholly-owned subsidiaries. Intervest Distribution Corporation is a servicing agent for distributions to investors and performs distribution and record-keeping functions for Intervest and its affiliates. Intervest Realty Servicing Corporation is presently engaged in certain mortgage servicing activities.


                                   MANAGEMENT

Directors and Executive Officers

     The  current  directors  and  executive   officers  of  Intervest  Mortgage
Corporation are as follows:

     Lawrence G. Bergman, age 59, serves as a Director, and as Vice President and Secretary of Intervest Mortgage Corporation and has served in such capacities since Intervest Mortgage Corporation was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a Director, Vice-President and Secretary of Intervest Bancshares Corporation, Intervest Corporation's parent corporation, and a Director of Intervest National Bank and Intervest Securities Corporation.

     Michael A. Callen, age 63, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since October, 1992. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is President of Avalon Argus Associates, a financial consulting firm. Mr. Callen had been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia for more than five years and prior to 1993 was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. Mr. Callen is also a Director of Intervest National Bank and Intervest Bancshares Corporation, and also serves as a director of AMBAC, Inc.

     Jerome Dansker, age 84, serves as a Chairman of the Board and as Executive Vice President of Intervest Mortgage Corporation, and has served in such capacities since June, 1996 and November, 1993, respectively. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is Chairman of the Board and Executive Vice President of Intervest Bancshares Corporation, Chairman of the Board of Intervest National Bank and Chairman of the Board of Intervest Securities Corporation.

     Lowell S. Dansker, age 52, serves as Vice Chairman of the Board and as President and Treasurer of Intervest Mortgage Corporation, and has served as an officer and director since Intervest Mortgage Corporation was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also a Director, President and Treasurer of Intervest Bancshares Corporation. Mr. Dansker also serves as a Director and Chief Executive Officer of Intervest National Bank and is a director and officer of Intervest Securities Corporation.

     Wayne F. Holly, age 46, serves as a Director of Intervest Mortgage Corporation and has served in such capacity since June, 1999. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is President of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

     Paul R. DeRosa, age 62, serves as a Director of Intervest Mortgage Corporation and has served in such capacity since February 2003. Mr. DeRosa received a Ph.D in Economics from Columbia University. Mr. DeRosa has been a principal of Mt. Lucas Management Corp., where he is responsible for management of fixed income investments of that firm's Peak Partners Hedge Fund, since November 1998. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc. Mr. DeRosa is also a director of Intervest Bancshares Corporation and Intervest National Bank.

     Lawton Swan, III, age 60, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since February, 2000. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. He is also a director of Intervest Bancshares Corporation and Intervest National Bank.

     Thomas E. Willett, age 55, serves as a Director of Intervest Mortgage Corporation and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University Law School. He is also a director of Intervest Bancshares Corporation and Intervest National Bank. Mr. Willett has been a partner in the law firm of Harris Beach LLP, Rochester, New York, for more than five years.

     David J. Willmott, age 65, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since June, 1989. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago. Mr. Willmott is also a Director of Intervest Bancshares Corporation and Intervest National Bank.

     Wesley T. Wood, age 60, serves as a Director of Intervest Mortgage Corporation, and has served in such capacity since April, 1992. Mr. Wood received a Bachelor of Science degree form New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Bancshares Corporation and Intervest National Bank, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics in Oyster Bay, New York.

     All of the directors of Intervest Mortgage Corporation have been elected to serve as directors until the next annual meeting of shareholders. Each of the officers of Intervest Mortgage Corporation has been elected to serve as an officer until the next annual meeting of directors.

     Jerome Dansker is the father of Lowell S. Dansker.

     As a result of the executive officers' substantial experience in real estate activities, including the ownership, acquisition and management of income-producing properties for affiliates of Intervest for more than twenty years, they have developed substantial expertise in the valuation of such properties.

Executive Compensation

     The Chairman and Vice Chairman each receive a fee of $3,500 for each meeting of the Board he attends and the other directors receive a fee of $750 for each meeting attended. The Chairman of a Committee of the Board receives $750 for each Committee meeting attended, and other members of such Committees receive $500 per meeting attended.

     Effective as of July 1, 1995, Intervest entered into an employment agreement with Mr. Jerome Dansker, its Executive Vice President. The agreement is for a term of ten years and provides for the payment of an annual salary in the present amount of $199,231 which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense account payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of the amount which otherwise would have been paid to Mr. Dansker will continue until the greater of (i) the balance of the term of employment, and (ii) three years. Effective August 3, 1998, Intervest modified the employment agreement to provide for additional compensation of $1,000 per month for each $10,000,000 of gross assets of Intervest in excess of $100,000,000.

     The following table sets forth information concerning total compensation paid during the last three years to Intervest's Chairman and Executive Vice President and its Vice Chairman and President. No other executive officer of Intervest received annual compensation in excess of $100,000.

                                                         SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                           Annual Compensation                       Long-Term Compensation
                                                                      Other Annual
Name and Principal Position         Year     Salary(1)   Bonuses      Compensation(2)      Awards           Pay-Outs
------------------------------------------------------------------------------------------------------------------------------------
Jerome Dansker,
   Chairman and Executive
   Vice President                   2002     $209,424   $    --          $2,400           $    --            $    --
                                    2001     $214,057   $    --          $1,700           $    --            $    --
                                    2000     $157,810   $    --          $1,300           $    --            $    --

Lowell S. Dansker,
   Vice Chairman,
   President and Treasurer          2002       $5,460   $    --          $2,250           $    --            $    --
                                    2001       $5,586   $    --          $1,525           $    --            $    --
                                    2000       $5,460   $    --          $1,325           $    --            $    --
----------------------

(1)  Includes reimbursement for unused vacation and medical expenses.
(2) Represents fees paid for attendance at meetings at the Board of Directors and Committees of the Board of Intervest.

                          TRANSACTIONS WITH MANAGEMENT

     Intervest has in the past and may in the future acquire mortgages from affiliated parties. Because of such affiliations, management of Intervest may have a conflict of interest in establishing a fair price for the purchase of such mortgages. Nevertheless, in the opinion of management of Intervest, the purchase prices for such mortgages have been and will be at least as favorable to Intervest as if the respective properties were owned by unaffiliated third parties.

     In addition, affiliates of Intervest may enter into other transactions with or render services for the benefit of Intervest. Any future transactions between Intervest and any of its affiliates will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties and will be subject to approval or ratification by a majority of independent directors considering the transaction. These are directors who are neither officers or employees of Intervest or its affiliates.

     Intervest participates with Intervest National Bank, which is also a wholly-owned subsidiary of Intervest Bancshares Corporation, in certain mortgage loans. In these circumstances, Intervest purchases a portion of the mortgage loan and, pursuant to a written participation agreement, the originating bank acts as its agent for collection and servicing of the loan. In all such circumstances, the participation is purchased at face value and results in a pro rata sharing of credit risk. The balances of Intervest's participation in these mortgages were $5,560,000, $6,224,000, and $3,919,000 at September 30, 2003,
December 31, 2002 and December 31, 2001, respectively. Pursuant to an agreement, Intervest provides to Intervest National Bank certain mortgage servicing and mortgage loan origination services. The Company earned $1,599,000, $1,597,000 and $463,000 from Intervest National Bank for the nine months ended September 30,2003 and the years ended 2002 and 2001, respectively, in connection with this agreement. Intervest also has established short-term investments and non-interest bearing deposit accounts with Intervest National Bank totaling approximately $12,466,000 $4,255,000 and $3,030,000 at September 30, 2003,
December 31, 2002 and December 31, 2001, respectively. The Company received interest income of $51,000, $81,000 and $41,000 for the nine months ended September 30, 2003, and the years ended December 31, 2002 and December 31, 2001, respectively.

     Mr.  Wayne F.  Holly,  who is a  director  of  Intervest,  also  serves  as
President of Sage,  Rutty & Co.,  Inc.,  which firm will act as  Underwriter  in connection with the offering and which firm has acted as an underwriter/placement agent in connection with Intervest's prior offerings of debentures. Thomas E. Willett, who is a director of Intervest, is also a partner in the law firm of Harris Beach LLP, which renders legal services to Intervest.

     Intervest Securities Corporation, an affiliate of Intervest, acts as a placement agent or selected dealer in Intervest's offerings of subordinated debentures and received commissions aggregating $77,000 in the nine months ended September 30, 2003, $58,000 in 2002, and $0 in 2001 in connection with those offerings.

                            DESCRIPTION OF DEBENTURES

     Intervest will issue the Debentures under an Indenture to be dated as of December 1, 2003 (the "Indenture"), between Intervest and The Bank of New York, 101 Barclay Street, New York, New York 10001-1803 (the "Trustee"). In the summary which follows, parenthetical references to Articles and Sections are references to the corresponding Articles and Sections in the Indenture, and parenthetical references to paragraphs are references to the corresponding paragraphs in the form of Debenture included in the Indenture. The terms and provisions of the Debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the Registration Statement.

     The Debentures will be issued in three maturities as follows: $2,000,000 total due April 1, 2007; $3,500,000 total due April 1, 2009; and $4,500,000 total due April 1, 2011. All of the Debentures will be issued in fully registered form without coupons. The Debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000. The Debentures will be issued only if the minimum amount of $8,500,000 in principal amount of Debentures, without regard to maturity, is sold.

     At the time of purchase, the purchaser makes an election to either be paid interest quarterly or to have interest accrue each quarter. The first date on which interest will be paid or accrue is the first day of the second calendar quarter after the date of sale, or earlier at the election of the Company. Interest is computed from the date of sale on the basis of a 360-day year consisting of twelve 30-day months.

     Interest on the Debentures will be paid or will accrue on the first day of each calendar quarter at the following annual interest rates: 6 1/4% for Debentures maturing April 1, 2007, 6 1/2% for Debentures maturing April 1, 2009 and 6 3/4% for Debentures maturing April 1, 2011. If the purchaser has elected to have interest accrue, then, in addition to interest accruing on the principal balance, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding quarter at the same interest rate, with all accrued interest payable at maturity. In either event, principal is payable at maturity. For those investors who elect to have interest accrue and be paid at maturity, the table below sets forth information concerning the accrual of interest for Debentures of each maturity, assuming a closing of December 1, 2003.

                         Intervest Mortgage Corporation
                     Series 11/28/03 Subordinated Debentures
          ---------------------------------------------------------
     These debentures accrue interest from date of closing ( assumed to be December 1, 2003). The interest is compounded quarterly at the respective interest rate and paid at maturity together with the principal amount of the debenture.



-----------------------------------------  --------------------------------------------  -------------------------------------------
            $10,000 Debenture                             $10,000 Debenture                             $10,000 Debenture
-----------------------------------------  --------------------------------------------  -------------------------------------------
       Series Due April 1, 2007                      Series Due April 1, 2009                     Series Due April 1, 2011
Interest Rate        6.25%                  Interest Rate         6.50%                   Interest Rate           6.75%
-----------------------------------------  --------------------------------------------  -------------------------------------------
               Interest    Principal Plus                   Interest    Principal Plus                   Interest    Principal Plus
  Quarter        For         Cumulative     Quarter           For         Cumulative      Quarter          For         Cumulative
  Ending       Quarter       Interest       Ending          Quarter       Interest        Ending         Quarter       Interest
-----------------------------------------  --------------------------------------------  -------------------------------------------
                            $10,000.00                                     $10,000.00                                   $10,000.00
01/01/2004      52.08        10,052.08      01/01/2004         54.17        10,054.17     01/01/2004       56.25         10,056.25
04/01/2004     157.06        10,209.14      04/01/2004        163.38        10,217.55     04/01/2004      169.70         10,225.95
07/01/2004     159.52        10,368.66      07/01/2004        166.04        10,383.59     07/01/2004      172.56         10,398.51
10/01/2004     162.01        10,530.67      10/01/2004        168.73        10,552.32     10/01/2004      175.47         10,573.98
01/01/2005     164.54        10,695.21      01/01/2005        171.48        10,723.80     01/01/2005      178.44         10,752.42
04/01/2005     167.11        10,862.32      04/01/2005        174.26        10,898.06     04/01/2005      181.45         10,933.87
07/01/2005     169.72        11,032.04      07/01/2005        177.09        11,075.15     07/01/2005      184.51         11,118.38
10/01/2005     172.38        11,204.42      10/01/2005        179.97        11,255.12     10/01/2005      187.62         11,306.00
01/01/2006     175.07        11,379.49      01/01/2006        182.90        11,438.02     01/01/2006      190.79         11,496.79
04/01/2006     177.80        11,557.29      04/01/2006        185.87        11,623.89     04/01/2006      194.01         11,690.80
07/01/2006     180.58        11,737.87      07/01/2006        188.89        11,812.78     07/01/2006      197.28         11,888.08
10/01/2006     183.40        11,921.27      10/01/2006        191.96        12,004.74     10/01/2006      200.61         12,088.69
01/01/2007     186.27        12,107.54      01/01/2007        195.08        12,199.82     01/01/2007      204.00         12,292.69
04/01/2007     189.18        12,296.72      04/01/2007        198.25        12,398.07     04/01/2007      207.44         12,500.13
-----------------------------------------   07/01/2007        201.47        12,599.54     07/01/2007      210.94         12,711.07
                                            10/01/2007        204.74        12,804.28     10/01/2007      214.50         12,925.57
                                            01/01/2008        208.07        13,012.35     01/01/2008      218.12         13,143.69
                                            04/01/2008        211.45        13,223.80     04/01/2008      221.80         13,365.49
                                            07/01/2008        214.89        13,438.69     07/01/2008      225.54         13,591.03
                                            10/01/2008        218.38        13,657.07     10/01/2008      229.35         13,820.38
                                            01/01/2009        221.93        13,879.00     01/01/2009      233.22         14,053.60
                                            04/01/2009        225.53        14,104.53     04/01/2009      237.15         14,290.75
                                           --------------------------------------------   07/01/2009      241.16         14,531.91
                                                                                          10/01/2009      245.23         14,777.14
                                                                                          01/01/2010      249.36         15,026.50
                                                                                          04/01/2010      253.57         15,280.07
                                                                                          07/01/2010      257.85         15,537.92
                                                                                          10/01/2010      262.20         15,800.12
                                                                                          01/01/2011      266.63         16,066.75
                                                                                          04/01/2011      271.13         16,337.88
                                                                                         -------------------------------------------


--------------------------------------------------------------------------------
                        Debentures ($10,000 to $100,000)
--------------------------------------------------------------------------------
         Total Amounts Due at Maturity (Principal plus accrued Interest)
--------------------------------------------------------------------------------
   Face                Series Due          Series Due                 Series Due
Amount of                April 1,            April 1,                   April 1,
Debenture                    2007                2009                       2011
--------------------------------------------------------------------------------
   $10,000.00          $12,296.72          $14,104.53                 $16,337.88
    20,000.00           24,593.44           28,209.06                  32,675.76
    30,000.00           36,890.16           42,313.59                  49,013.64
    40,000.00           49,186.88           56,418.12                  65,351.52
    50,000.00           61,483.60           70,522.65                  81,689.40
    60,000.00           73,780.32           84,627.18                  98,027.28
    70,000.00           86,077.04           98,731.71                 114,365.16
    80,000.00           98,373.76          112,836.24                 130,703.04
    90,000.00          110,670.48          126,940.77                 147,040.92
   100,000.00          122,967.20          141,045.30                 163,378.80
--------------------------------------------------------------------------------

     The above amounts are subject to minor adjustment due to computer processing of the quarterely compounding of interest. This should not exceed $1.00 per $10,000 investment

     Once Intervest has received orders for at least $8,500,000 of Debentures, Intervest may close as to those Debentures. Interest on the Debentures will accrue from the date of closing.

     Intervest will pay principal and interest on the Debentures to the persons who are registered holders of the Debentures on the record date for such payment ("Debenture Holder"). Principal and interest may be paid by check. No certificates need be presented for payment of principal or upon redemption, except in the case of an exercise of rights under the Repurchase program described below. Intervest will maintain an office or agency where the Debentures may be presented for payment (the "Paying Agent") and an office or agency where the Debentures may be presented for registration of transfer or for exchange (the "Registrar"). Debentures of one Maturity may not be exchanged for Debentures of another Maturity. The term "Maturity" is defined in the Indenture to mean any of the six maturities of Debentures offered hereby and issued pursuant to the Indenture.

     The Debentures are transferable on the books of Intervest by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by Intervest and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. Intervest has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate face amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor (Art. 2, Sec. 2.07(a)).

     The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

Duties of the Trustee

     The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Authentication and Delivery of Debentures

     The Registrar shall authenticate Debentures for original issue in the aggregate principal amount of up to $10,000,000 (but not more than $2,000,000 total of Debentures maturing April 1, 2007, $3,500,000 total of Debentures maturing April 1, 2009, or $4,500,000 total of Debentures maturing April 1,
2011) upon receipt of a written order of Intervest, specifying the amount of Debentures to be authenticated and the date of authentication, which is signed by two officers of Intervest. (Art. 2, Sec. 2.02). Certificates representing the Debentures will be delivered to the purchasers of the Debentures promptly after Closing.

Subordination

     The Debentures are general unsecured obligations of Intervest limited to $10,000,000 principal amount. The Debentures will be subordinated in payment of principal and interest to all Senior Indebtedness. The term "Senior Indebtedness" is defined in the Indenture to mean all Indebtedness of Intervest, whether outstanding on the date of the Indenture or thereafter created, which:

o    (i)       is secured,  in whole or in part, by any asset or assets owned by
               Intervest or by a  corporation,  a majority of whose voting stock
               is   owned   by   Intervest   or  a   subsidiary   of   Intervest
               ("Subsidiary"), or

o    (ii)      arises from  unsecured  borrowings by Intervest  from  commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or

o    (iii)     arises from  unsecured  borrowings by Intervest  from any pension plan (as  defined  in  Section  3(2) of the  Employee  Retirement
               Income Security Act of 1974, as amended), or

o    (iv)      arises  from  borrowings  by  Intervest  which are  evidenced  by commercial paper, or

o    (v)       other unsecured  borrowings by Intervest which are subordinate to
               Indebtedness  of a type  described in clauses  (i),  (ii) or (iv)
               above if,  immediately  after  the  issuance  thereof,  the total capital,  surplus and retained  earnings of Intervest  exceed the
               aggregate   of  the   outstanding   principal   amount   of  such
               indebtedness, or

o    (vi)      is a guarantee  or other  liability  of  Intervest or of, or with respect to any indebtedness of, a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. (Art. 10, Sec.
               10.01).

     As of September 30, 2003, Intervest had no Senior Indebtedness and Intervest's stockholder's equity was $16,692,000. There is no limitation or restriction in the Debentures or the Indenture on the creation of Senior Indebtedness by Intervest or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures ("Pari Passu Indebtedness"). As of September 30, 2003, Intervest had outstanding $88,600,000 aggregate principal amount of subordinated debentures which are pari passu with the Debentures.

     Upon any distribution of assets of Intervest in connection with any dissolution, winding up, liquidation or reorganization of Intervest, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, Intervest is obligated to pay principal of and interest on the Debentures in accordance with their terms.

     Intervest will not maintain any sinking fund for the retirement of any of the Debentures.

Redemption

     Intervest may, at its option, at any time call all or any part of the Debentures (including all or any part of the Debentures of any maturity) for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be

     o face amount plus a 1% premium if the date of redemption is prior to January 1, 2005, and

     o    face amount if the date of redemption is on or after January 1, 2005.

     In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of Intervest, no redemption will be permitted upon the happening of such an event.

Repurchase Plan

     A holder of Debentures will have the right, commencing in 2007, to require the Company to purchase his or her Debentures for the face amount, together with any accrued but unpaid interest through the Repurchase Date (as hereafter defined). However, the Company will not, in any calendar year, be required to purchase more than $100,000 aggregate principal amount of each maturity of Debentures, on a non-cumulative basis. The repurchases will be made only once each calendar year, on April 1 of each year (the "Repurchase Date"), commencing April 1, 2007.

     If a holder of Debentures desires the Company to purchase his or her Debentures, he or she will be required to mail or deliver a written request to the Company at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020 or to such other person or address as may hereafter be designated by the Company. The request must be accompanied by the certificate evidencing the Debenture and a separate bond power, duly endorsed in blank with a medallion signature guarantee, together with such other documents as may be requested by the Company or the Trustee. The Company will repurchase the Debentures presented for repurchase by holders on a first-come, first-serve basis, based on the date the Company received the completed documents necessary for the repurchase. The request may be made only once each year commencing in 2007 and the request, certificate and bond power must be delivered no sooner than February 1 and no later than February 28 for a repurchase to be completed as of April 1 of that year.

     Only whole Debentures, as evidenced by the certificate surrendered, will be eligible for repurchase. The Company may suspend or terminate the repurchase of Debentures if: (i) it determines, in its sole discretion, that circumstances make such repurchase not reasonably practical; (ii) it determines, in its sole discretion, that such repurchase would cause adverse tax consequences to the Company or the holders of Debentures; (iii) any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the holders of the Debentures; or (iv) it determines, in its sole discretion, that such purchase would be unlawful.

Limitation on Dividends and Other Payments

     The Indenture will provide that Intervest will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of Intervest's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of Intervest, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of Intervest's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

     If Intervest at any time deposits with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, Intervest will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

     Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

     Upon any request by Intervest to the Trustee to take any action under the Indenture, Intervest is required to furnish to the Trustee (i) an officers' certificate of Intervest stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

     Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by Intervest with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, Intervest may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

     Each of the following is an "Event of Default" under the Indenture:

     o    failure by Intervest to pay any principal on the Debentures when due;

     o failure by Intervest to pay any interest installment on the Debentures within thirty days after the due date;

     o failure to perform any other covenant or agreement of Intervest made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and

     o    certain events of bankruptcy, insolvency or reorganization.

     If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to Intervest, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Among other things, a Holder may not pursue a remedy unless the Holders of at least 25% in principal amount make a written request to the Trustee to pursue the remedy. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

     The Indenture requires Intervest to furnish to the Trustee an annual statement, signed by specified officers of Intervest, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

     Interest payments received by or accrued for the account of Holders of Debentures will be includible in the income of such Debenture Holders for federal income tax purposes for the taxable year in which the interest is received or accrued. Holders who hold the Debentures for investment purposes should treat all reportable interest as portfolio income under applicable Code provisions.

     Intervest's deposit of funds with the Trustee to effect the discharge of Intervest's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

                                PLAN OF OFFERING

     Intervest has entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the "Underwriter"). Mr. Wayne F. Holly, who is a director of Intervest, is the President of the Underwriter. Pursuant to the Underwriting Agreement, the Underwriter will offer the Debentures for sale on a minimum ($8,500,000) and maximum ($10,000,000) "best efforts" basis. Accordingly, the Underwriter will not have any obligation to purchase any Debentures from Intervest in the event it is unable to affect the sale of part or all of the Debentures. Moreover, no Debenture may be sold unless the Issuer has received orders for at least $8,500,000 of Debentures. The minimum amount is without regard as to maturity and there are no separate minimum established for any maturity. If, within 90 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), at least $8,500,000 of Debentures, without regard to maturity, have been sold and subscriptions accepted by Intervest, Intervest may close the Offering to those Debentures (the "First Closing"), and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by Intervest until 120 days after the minimum has been sold. The Underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Debentures for sale.

     Intervest Securities Corporation, which firm is a member of the NASD, may enter into a Selected Dealer Agreement. Intervest Securities Corporation is a wholly-owned subsidiary of Intervest Bancshares Corporation, the parent corporation of Intervest Mortgage Corporation. Mr. Lowell S. Dansker, an officer and director of the Company, is a registered principal and director of that firm and may participate in the offering in that capacity. As such, the offering is being conducted in compliance with the requirements of Rule 2720 of the NASD Conduct Rules. The Underwriter will be acting as a "Qualified Independent Underwriter," as that term is defined in Rule 2720. The Underwriter is assuming responsibility related to the pricing of the offering and the performance of due diligence.

     Intervest has agreed to indemnify the Underwriter and such broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     Intervest will pay to the Underwriter a commission equal to 3% of the purchase price of Debentures due April 1, 2007, 5% of the purchase price of Debentures due April 1, 2009, and 7% of the purchase price of Debentures due
April 1, 2011, which are sold by the Underwriter or participating broker/dealers. In addition, Intervest will pay the Underwriter a fee equal to 1/2 of 1% of the aggregate gross amount of Debentures due April 1, 2007, and 1% of Debentures due April 1, 2009 and April 1, 2011 sold in the offering, and will pay the fee of Underwriter's counsel. Pursuant to the Selected Dealer Agreements, the Underwriter will reallow to each of the other broker/dealers referred to above the entire commission on the price of each Debenture sold by such broker/dealer. No additional discounts or commissions are to be allowed or paid to such other broker/dealers. Certain officers of Intervest may also offer the debentures for sale and no commissions or compensation shall be paid to such officers in connection with Debentures sold by such officers. Copies of this prospectus may be furnished or made available to customers of the Company and its affiliate, Intervest National Bank. No employee or representative of that Bank, however, is authorized to sell debentures and any such sales shall be through authorized dealers. The Debentures are not FDIC insured; are not guaranteed by the Bank; and may lose value.

     Until the First Closing, subscription payments for Debentures will be held by Canandaigua National Bank and Trust Company ("CNB") and checks should be made payable to "CNB - Escrow Intervest." Checks will be submitted by broker/dealers to CNB, the escrow agent, by noon of the next business day after receipt. Funds in the escrow account may be invested only as permitted by Rule 15c2-4 of the SEC Rules. After the First Closing, subscription payments for the Debentures should be made payable to Intervest Mortgage Corporation. Payments received by the Underwriter or participating broker/dealers will be promptly transmitted to CNB where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $8,500,000 of Debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon but after deducting commissions due to the Underwriter) will be delivered to Intervest. As required by Rule 10b-9 of the SEC rules, if, on the Offering Termination Date, at least $8,500,000 of Debentures have not been sold and subscriptions accepted by Intervest, subscription documents and funds will be promptly refunded to subscribers and the Offering will terminate.

With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the Escrow Agent has received a minimum of $8,500,000 in subscriptions for Debentures which have been accepted by Intervest, Intervest may close the Offering as to those subscribers, and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by Intervest until 120 days after such minimum has been sold.

                                 LEGAL OPINIONS

     The legality of the issuance of the Debentures offered herewith has been passed upon for Intervest by Harris Beach LLP, 99 Garnsey Road, Pittsford, New York 14534. Certain legal matters will be passed upon for the Underwriter by Harter Secrest & Emery, LLP, 1600 Bausch & Lomb Place, Rochester, New York 14604.

                                     EXPERTS

     The financial statements of Intervest as of December 31, 2002 and December 31, 2001 and for each of the years in the three year period ended December 31, 2002 and Schedule IV as of December 31, 2002, have been included herein and in the Registration Statement in reliance upon the report of Eisner LLP, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                        OF INTERVEST MORTGAGE CORPORATION





Independent Auditor's Report ...........................................    F- 1


Balance Sheets as of September 30, 2003 (unaudited)
     December 31, 2002 and 2001 ........................................    F- 2

Statements of Operations for the Nine-Months
     Ended September 30, 2003 (unaudited) and September
     30, 2002 (unaudited), and for the Years Ended
     December 31, 2002, 2001 and 2000 ..................................    F- 3

Statements of Changes in Stockholder's Equity for
     the Nine-Months Ended September 30, 2003
     (unaudited), and for the Years Ended
     December 31, 2002, 2001 and 2000 ..................................    F- 4

Statements of Cash Flows for the Nine-Months
    Ended September 30, 2003 (unaudited) and September 30,
    2002 (unaudited), and for the Years Ended December 31,
    2002, 2001 and 2000 ................................................    F- 5

Notes to Financial Statements ..........................................    F- 6

Schedule IV - Mortgage Loans on Real Estate -
     December 31, 2002 .................................................    F-19


Other financial statement schedules and inapplicable periods with respect to schedules listed above are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
Intervest Mortgage Corporation
New York, New York

We have audited the accompanying consolidated balance sheets of Intervest Mortgage Corporation (formerly Intervest Corporation of New York) and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2002. Our audits also included Schedule IV - mortgage loans on real estate as of December 31, 2002. These financial statements and related schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the related schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intervest Mortgage Corporation and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ Eisner LLP
--------------
New York, New York
January 23, 2003

                 Intervest Mortgage Corporation and Subsidiaries

                           Consolidated Balance Sheets



                                                                                                 At                    At
                                                                                            September 30,         December 31,
                                                                                            ----------------------------------------
($ in thousands)                                                                                2003          2002           2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (unaudited)
ASSETS
Cash and due from banks                                                                       $  1,253       $  3,225       $  1,050
Commercial paper and other short-term investments (note 2)                                      15,717         14,721         15,702
                                                                                              --------------------------------------
    Total cash and cash equivalents                                                             16,970         17,946         16,752
Time deposits with banks                                                                             -          2,000              -
Mortgage loans receivable (net of unearned fees and discounts and allowance
   for loan losses-note 3)                                                                      96,911         73,398         62,647
Accrued interest receivable                                                                        637            583            523
Fixed assets, net (note 5)                                                                          52             67             61
Deferred debenture offering costs, net (note 6)                                                  3,033          2,556          2,348
Other assets                                                                                     1,146            761            752
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $118,749       $ 97,311       $ 83,083
------------------------------------------------------------------------------------------------------------------------------------


LIABILITIES
Mortgage escrow funds payable                                                                 $  1,358       $    660       $    658
Subordinated debentures payable (note 7)                                                        88,600         74,000         63,000
Debenture interest payable at maturity (note 7)                                                 11,791         10,751          9,113
Other liabilities                                                                                  308            487            465
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              102,057         85,898         73,236
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 4 and 12)

STOCKHOLDER'S EQUITY
Class A common stock (no par value, 200 shares authorized, 100 issued and
   outstanding)                                                                                  2,100          2,100          2,100
Class B common stock (no par value, 100 shares authorized, none issued )                             -              -              -
Additional paid-in-capital                                                                       7,510          3,509          3,509
Retained earnings (note 8)                                                                       7,082          5,804          4,238
------------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                      16,692         11,413          9,847
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                    $118,749       $ 97,311       $ 83,083
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                 Intervest Mortgage Corporation and Subsidiaries

                      Consolidated Statements of Operations




                                                                      Nine-Months Ended                     Year Ended
                                                                         September 30,                      December 31,
                                                                    ----------------------------------------------------------------
   ($ in thousands)                                                   2003           2002          2002          2001         2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (unaudited)


REVENUES
Interest and fee income on mortgages                                $ 6,778        $ 6,207       $ 8,131       $ 7,009       $ 7,576
Interest income on short-term investments                               141            183           289           616
                                                                                                                                 943
                                                                    ----------------------------------------------------------------
     Total interest and fee income                                    6,919          6,390         8,420         7,625         8,519
Service agreement income - related party (note 10)                    1,599          1,145         1,597           463           285
Gain on early repayment of mortgages                                    180            235           334           582           340
Other income                                                            136             97           125           106
                                                                                                                                 130
------------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                        8,834          7,867        10,476         8,776         9,274
------------------------------------------------------------------------------------------------------------------------------------

EXPENSES
Interest on debentures                                                4,543          4,001         5,483         5,849         6,922
Amortization of deferred debenture offering costs                       691            592           805           662           714
General and administrative                                            1,254          1,040         1,415         1,192         1,015
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                        6,488          5,633         7,703         7,703         8,651
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes
                                                                      2,346          2,234         2,773         1,073           623
     and extraordinary item
Provision for income taxes                                            1,068            961         1,207           495           288
                                                                    ----------------------------------------------------------------
Income before extraordinary item                                      1,278          1,273         1,566           578           335
Extraordinary item, net of tax (note 7)                                (206)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $ 1,278        $ 1,273       $ 1,566       $   578       $   129
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                 Intervest Mortgage Corporation and Subsidiaries

           Consolidated Statements of Changes in Stockholder's Equity




                                                                           Nine-Months
                                                                              Ended                      Year Ended
                                                                           September 30                  December 31,
                                                                           ---------------------------------------------------------
   ($ in thousands)                                                           2003            2002           2001            2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                           (unaudited)


COMMON STOCK
Balance at beginning of period                                              $ 2,100         $ 2,100         $ 2,100         $ 2,000
Retirement of 31.84 shares                                                        -               -               -          (2,000)
Issuance of 100 shares to Parent Company                                          -               -               -           2,100
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                      2,100           2,100           2,100           2,100
------------------------------------------------------------------------------------------------------------------------------------

CLASS B COMMON STOCK
Balance at beginning of period                                                    -               -               -             100
Retirement of 15.89 shares                                                        -               -               -            (100)
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          -               -               -               -
------------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN-CAPITAL
Balance at beginning of period                                                3,509           3,509           3,509           3,509
Contribution from Parent Company                                              4,001               -               -               -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                      7,510           3,509           3,509           3,509
------------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of period                                                5,804           4,238           3,660           6,531
Cash dividend declared and paid to Parent Company                                 -               -               -          (3,000)
Net income for the period                                                     1,278           1,566             578             129
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                      7,082           5,804           4,238           3,660
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity at end of period                                 $16,692         $11,413         $ 9,847         $ 9,269
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                 Intervest Mortgage Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows




                                                                             Nine-Months Ended               Year Ended
                                                                                September 30,                December 31,
                                                                           ---------------------------------------------------------
   ($ in thousands)                                                           2003        2002        2002        2001        2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 (unaudited)
OPERATING ACTIVITIES
Net income                                                                 $  1,278    $  1,273    $  1,566    $    578    $    129
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation                                                                   24          20          28          24          21
  Amortization of deferred debenture offering costs                             691         592         805         662       1,096
  Gain on early repayment of mortgage loans                                    (180)       (235)       (334)       (582)       (340)
  Amortization of premiums, fees and discounts, net                            (652)       (491)       (640)       (608)       (451)
  Increase (decrease) in mortgage escrow funds payable                          698          94           2        (170)     (1,026)
  Increase (decrease) in debenture interest payable at maturity               1,040         972       1,638       1,917          (3)
  Change in all other assets and liabilities, net                               727         623         883       1,023       1,478
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     3,626       2,848       3,948       2,844         904
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Principal repayments of mortgage loans receivable                            44,013      21,794      25,494      38,294      39,164
Originations and purchases of mortgage loans receivable                     (68,039)    (26,390)    (36,205)    (49,088)    (27,846)
Decrease (increase) in interest-earning time deposits                         2,000           -      (2,000)          -           -
Purchases of premises and equipment, net                                         (9)        (25)        (31)        (10)          -
------------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                         (22,035)     (4,621)    (12,742)    (10,804)     11,318
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from issuance of debentures, net of offering costs                  14,832      12,499      12,488       6,636       3,500
Principal repayments of debentures                                           (1,400)     (2,500)     (2,500)     (1,400)    (24,000)
Capital contribution from Parent Company                                      4,001           -           -           -           -
Dividends paid to Parent Company                                                  -           -           -           -      (3,000)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                          17,433       9,999       9,988       5,236     (23,500)
------------------------------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                           (976)      8,226       1,194      (2,724)    (11,278)

Cash and cash equivalents at beginning of period                             17,946      16,752      16,752      19,476      30,754
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                 $ 16,970    $ 24,978    $ 17,946    $ 16,752    $ 19,476
------------------------------------------------------------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURES Cash paid (received) during the period for:
   Interest                                                                $  3,502    $  3,029    $  3,845    $  3,933    $  6,925
   Income taxes                                                               1,372         970       1,214         490        (340)
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

1.   Description of Business and Summary of Significant Accounting Policies

     Description of Business

     In the third quarter of 2002, the Company changed its name from Intervest Corporation of New York to Intervest Mortgage Corporation. Intervest Mortgage Corporation and Subsidiaries (the "Company") is engaged in the real estate business, including the origination and purchase of real estate mortgage loans on income producing properties. On March 10, 2000, Intervest Bancshares Corporation (hereafter referred to as the "Parent Company") acquired all the outstanding capital stock of the Company in exchange for shares of the Parent Company's Class A common stock. As a result of the acquisition, the Company became a wholly owned subsidiary of the Parent Company, which is a financial holding company. Former shareholders of the Company are officers and directors of both the Company and the Parent Company.

     Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Intervest Mortgage Corporation and its wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation. All material intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current period's presentation. The accounting and reporting policies of the Company conform to accounting principals generally accepted in the United States of America.

     Use of Estimates

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

     Cash Equivalents

     For purposes of the statements of cash flows, cash equivalents include short-term investments that have maturities of three months or less when purchased.

     Mortgage Loans Receivable

     Mortgage loans receivable are stated at their outstanding principal balances, exclusive of any deferred fees or costs on originated mortgage loans receivable, net of unamortized discounts on purchased mortgage loans receivable and the allowance for loan losses. Purchased mortgage loans receivable, all of which have been made from affiliated companies, are recorded at cost, which is equivalent to the carrying amount of the seller. The purchase price is deemed equivalent to fair value of the mortgage loans receivable based on their variable or floating interest rates. Interest income is accrued on the unpaid principal balance. Discounts are amortized to income over the term of the related mortgage loans receivable using the constant interest method. Loan origination fees net of certain direct origination costs are deferred and recognized as an adjustment of the yield of the related mortgage loans receivable. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to earnings accordingly. Mortgage loans receivable are placed on nonaccrual status when principal or interest becomes 90 days or more past due. Accrued interest receivable previously recognized is reversed and amortization of net deferred fee income is discontinued for

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

     mortgage loans receivable placed on a nonaccrual status. Interest payments received on mortgage loans receivable in a nonaccrual status are recognized as income on a cash basis unless future collections on principal are doubtful, in which case the payments received are applied as a reduction of principal. Mortgage loans receivable remain on nonaccrual status until principal and interest payments are current.

     Allowance for Mortgage Loans Losses

     The allowance for mortgage loan losses is netted against mortgage loans receivable and is increased by provisions charged to operations and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated monthly with consideration given to the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem mortgage loans receivable and commitments and estimates of fair value thereof; historical chargeoffs and recoveries, adverse situations which may affect the borrowers' ability to repay, and management's perception of the current and anticipated economic conditions in the Company's lending areas. In addition, Statement of Financial Accounting Standards (SFAS) No. 114 specifies the manner in which the portion of the allowance for loan losses is computed related to certain mortgage loans receivable that are impaired. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impaired mortgage loans receivable normally consist of mortgage loans receivable on nonaccrual status. Interest income on impaired mortgage loans receivable is recognized on a cash basis. Impairment for commercial real estate and residential mortgage loans receivable is measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the observable market price of the loan or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance, and a charge to the provision for loan losses. The Company normally charges off any portion of the recorded investment in the loan that exceeds the fair value of the collateral.

     Fixed Assets

     Fixed assets are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Maintenance, repairs and minor improvements are charged to operating expense as incurred.

     Deferred Debenture Offering Costs

     Costs relating to offerings of debentures are amortized over the terms of the debentures. Deferred debenture offering costs consist primarily of underwriters' commissions

     Income Taxes

     Under SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax law or rates is

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

     recognized in income in the period that includes the enactment date of change. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available information.

     Off-Balance Sheet Financial Instruments

     In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded and related fees are recorded when incurred or received.

     Recently Issued Accounting Standards

     In April 2002, the FASB issued SFAS No. 145, " Rescission of SFAS's no. 4, 44 and 64, Amendment of FASB 13 and Technical Corrections." The Company was required to implement SFAS No. 145 for financial statements issued on or after May 15 2002. The adoption of this standard had no effect on the financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The Company is required to implement SFAS No. 146 for financial statements issued after December 31, 2002. Management does not expect this statement to have a material impact on the Company's financial position or results of operations.

     In December 2002, the FASB issued SFAS No. 148, " Accounting for Stock Based Compensation." This statement amends SFAS No. 123 by introducing two additional conversion methods when converting to the fair value method from the intrinsic value method of accounting for stock options. The company is required to implement SFAS No. 148 for financial statements for fiscal years ending after December 15, 2002. The adoption of this standard had no effect on the financial statements.

     Unaudited Interim Financial Statements

     In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented have been made. These adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the entire year or any other interim period. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Certain reclassifications have been made to prior period amounts to conform to the current periods' presentation.

2.   Short-Term Investments

     At  September  30,  2003  and  December  31,  2002  and  2001,   short-term
     investments were comprised of bank commercial paper, money market accounts and savings accounts.

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

3.   Mortgage Loans Receivable

     Mortgage loans receivable are summarized as follows:


                                                   At September 30, 2003        At December 31, 2002         At December 31, 2001
                                                  -----------------------      -----------------------      ----------------------
      ($ in thousands)                            # of loans       Amount      # of loans       Amount      # of loans      Amount
----------------------------------------------------------------------------------------------------------------------------------
Residential multifamily loans receivable               43        $ 46,584            39        $ 45,590          35       $ 45,906
Commercial real estate loans receivable                36          51,747            22          28,715          13         17,688
----------------------------------------------------------------------------------------------------------------------------------
Loans receivable                                       79          98,331            61          74,305          48         63,594
----------------------------------------------------------------------------------------------------------------------------------
Deferred loan fees and discount                                    (1,202)                         (806)                      (929)
----------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net of fees and unearned
discount                                                           97,129                        73,499                     62,665
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                            (218)                         (101)                       (18)
----------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                            $ 96,911                      $ 73,398                   $ 62,647
----------------------------------------------------------------------------------------------------------------------------------


     At September 30, 2003, the loan portfolio consisted of $67,735,000 and $30,596,000 of first mortgage loans receivable and junior mortgage loans receivable, respectively. These loans were comprised of $36,714,000 of fixed-rate mortgage loans receivable and $61,617,000 of adjustable-rate mortgage loans receivable.

     At December 31, 2002, the loan portfolio consisted of $50,419,000 and $23,886,000 of first mortgage loans receivable and junior mortgage loans receivable, respectively. These loans were comprised of $23,020,000 of fixed-rate mortgage loans receivable and $51,285,000 of adjustable-rate mortgage loans receivable.

     At September 30, 2003, effective interest rates on mortgage loans receivable ranged from 5.00% to 14.49 %. At December 31, 2002, effective interest rates on mortgage loans receivable ranged from 6.98% to 14.03%. Many of the mortgage loans receivable have an interest rate floor which resets upward along with any increase in the mortgage loan receivable's interest rate. This feature reduces the mortgage loan receivable's interest rate exposure to periods of declining interest rates.

     During the nine months ended September 30, 2003 and 2002, and years ended December 31, 2002, 2001 and 2000, certain mortgage loan receivables were repaid in full prior to their maturity date. The prepayments resulted in the recognition of unearned fees and unamortized discounts associated with such mortgage loans receivable, as well as the receipt of prepayment penalties in certain cases. For the nine months ended September 30, 2003 and 2002 and years ended December 31, 2002, 2001, and 2000, income associated with the prepayments of mortgages was $180,000, $235,000, $334,000, $582,000, and $340,000, respectively.

     Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions in the areas the properties are located, as well as the Company's underwriting standards. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings).

     The geographic distribution of the properties that collateralize the loan portfolio is summarized as follows:


                                                At  September 30, 2003     At  December 31, 2002     At  December 31, 2001
                                                ----------------------    -----------------------   -----------------------
($ in thousands)                                 Amount      % of Total    Amount      % of Total    Amount      % of Total
---------------------------------------------------------------------------------------------------------------------------
New York                                        $87,693          89.2%    $59,694          80.3%    $50,260          79.0%
Florida                                           5,493           5.6       3,462           4.7       1,087           1.7
Pennsylvania                                      2,169           2.2       1,940           2.6       1,916           3.0
New Jersey                                        1,315           1.3       8,331          11.2       8,176          12.9
Connecticut                                         804           0.8           -             -       1,660           2.6
All other                                           857           0.9         878           1.2         495           0.8
---------------------------------------------------------------------------------------------------------------------------
                                                 98,331         100.0%    $74,305         100.0%    $63,594         100.0%
---------------------------------------------------------------------------------------------------------------------------

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------


3.   Mortgage Loans Receivable, Continued

     The table below shows the scheduled contractual principal repayments of the loan portfolio at September 30, 2003:

($ in thousands)
--------------------------------------------------------------------------------
Three months ended December 31, 2003                                    $ 10,166
Year ended December 31, 2004                                              20,469
Year ended December 31, 2005                                              34,816
Year ended December 31, 2006                                              10,176
Year ended December 31, 2007                                               1,778
Thereafter                                                                20,926
--------------------------------------------------------------------------------
                                                                         $98,331
--------------------------------------------------------------------------------

     The table below shows the scheduled contractual principal repayments of the loan portfolio at December 31, 2002:

($ in thousands)
--------------------------------------------------------------------------------
Year ended December 31, 2003                                             $36,064
Year ended December 31, 2004                                               9,526
Year ended December 31, 2005                                              10,725
Year ended December 31, 2006                                               2,528
Year ended December 31, 2007                                               1,172
Thereafter                                                                14,290
--------------------------------------------------------------------------------
                                                                         $74,305
--------------------------------------------------------------------------------

     At September 30, 2003, $50,450,000 of mortgage loans receivable with adjustable rates and $17,702,000 of mortgage loans receivable with fixed rates were due after one year. At December 31, 2002, $25,446,000 of mortgage loans receivable with adjustable rates and $12,795,000 of mortgage loans receivable with fixed rates were due after one year.

4.   Allowance for Loan Loss Reserves

     Activity in the allowance for loan loss reserves for the periods indicated is summarized as follows:

                                                                        Nine-Months Ended                     Year Ended
                                                                          September 30,                      December 31,
                                                                      ----------------------       ---------------------------------
($ in thousands)                                                       2003         2002           2002          2001       2000
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                         $101         $ 18           $ 18         $-           $-
Provision charged to operations                                         117           66             83           18          -
Recoveries of previous chargeoffs                                         -            -              -            -          -
Chargeoffs                                                                -            -              -            -          -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                               $218         $ 84           $101         $ 18         $-
------------------------------------------------------------------------------------------------------------------------------------


     At September 30, 2003, two real estate loans with an aggregate principal balance of $1,057,000 were on nonaccrual status. These loans are considered impaired under the criteria of SFAS No.114. Both loans are second mortgages where Intervest National Bank, an affiliated Company, holds the first mortgage. The Company's recorded investment in these loans totaled $1,058,000. The Company has commenced foreclosure proceedings against the borrowers and currently believes the estimated fair value of each of the underlying properties is sufficient to provide for repayment of its recorded investment. As a result, the Company believes that no specific valuation allowance is required. Interest income that was not recorded on the nonaccrual loans under their contractual terms amounted to $29,000

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

4.   Allowance for Loan Loss Reserves, continued

     for the nine months ended September 30, 2003. At December 31, 2002, 2001 and 2000, there were no loans classified as nonaccrual or ninty days past due. At September 30, 2003 and December 31, 2002 and 2001, there were no other impaired loans or loans which were ninety days past due and still accruing interest.

     At September 30, 2003, and December 31, 2002 and 2001, the allowance for mortgage loans receivable losses was $218,000, $101,000 and $18,000, respectively. No allowance was maintained in 2000. For the nine months ended September 30, 2003, and the years ended December 31, 2002 and 2001, the provision for loan losses was $117,000, $83,000 and $18,000 respectively. There were no chargeoffs or recoveries during these periods.


5.   Fixed Assets, Lease Commitments and Rental Expense

     Fixed assets is summarized as follows:

                                                                             At  September 30,                At December 31,
                                                                           --------------------              -----------------
($ in thousands)                                                                   2003                  2002                 2001
------------------------------------------------------------------------------------------------------------------------------------
Furniture, fixtures and equipment                                                 $  94                 $  85                 $  53
Automobiles                                                                          58                    58                    58
------------------------------------------------------------------------------------------------------------------------------------
Total cost                                                                          152                   143                   111
Less accumulated deprecation                                                       (100)                  (76)                  (50)
------------------------------------------------------------------------------------------------------------------------------------
Fixed assets, net                                                                 $  52                 $  67                 $  61
------------------------------------------------------------------------------------------------------------------------------------

     The Company occupies its office space under a lease which terminates on September 30, 2004. In addition to minimum rents, the Company is required to pay its proportionate share of increases in the building's real estate taxes and costs of operation and maintenance as additional rent. Rent expense amounted to $188,000 and $157,000 in the nine months ended September 30, 2003 and 2002, $218,000 in 2002, $183,000 in 2001 and
     $179,000 in 2000. The Company shares its rented space with affiliates who were charged rent of $1,000 in 2002, 2001 and 2000. The Company's future minimum annual lease payments under the office lease at September 30, 2003, are as follows: $59,000 for the last three months of 2003, and $177,000 in 2004 for an aggregate of $236,000. The Company will be moving from its present New York location to the fourth floor of One Rockefeller Plaza, New York, NY. Renovations are expected to be completed by March 2004.

6.   Deferred Debenture Offering Costs

     Deferred debenture offering costs are summarized as follows:

                                                                              At September 30,               At December 31,
                                                                              ----------------               ---------------
($ in thousands)                                                                  2003                  2002                  2001
------------------------------------------------------------------------------------------------------------------------------------
Deferred debenture offering costs                                               $ 7,129               $ 6,044               $ 5,199
Less accumulated amortization                                                    (4,096)               (3,488)               (2,851)
------------------------------------------------------------------------------------------------------------------------------------
Deferred debenture offering costs, net                                          $ 3,033               $ 2,556               $ 2,348
------------------------------------------------------------------------------------------------------------------------------------

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

7.   Subordinated Debentures Payable and Extraordinary Item

     The following table summarizes debenture payable.

                                                                                        At September 30,         At December 31,

($ in thousands)                                                                             2003             2002             2001
------------------------------------------------------------------------------------------------------------------------------------
Series 05/12/95 - interest at 2% above prime - due April 1, 2004                           $ 9,000          $ 9,000          $ 9,000
Series 10/19/95 - interest at 2% above prime - due October 1, 2004                           9,000            9,000            9,000
Series 05/10/96 - interest at 2% above prime - due April 1, 2005                            10,000           10,000           10,000
Series 10/15/96 - interest at 2% above prime - due October 1, 2005                           5,500            5,500            5,500
Series 04/30/97 - interest at 1% above prime - due October 1, 2005                           8,000            8,000            8,000
Series 11/10/98 - interest at 8 1/2% fixed   - due January 1, 2003                               -            1,400            1,400
Series 11/10/98 - interest at 9% fixed       - due January 1, 2005                           2,600            2,600            2,600
Series 06/28/99 - interest at 8% fixed       - due July 1, 2002                                  -                -            2,500
Series 06/28/99 - interest at 81/2% fixed    - due July 1, 2004                              2,000            2,000            2,000
Series 06/28/99 - interest at 9% fixed       - due July 1, 2006                              2,000            2,000            2,000
Series 09/18/00 - interest at 8% fixed       - due January 1, 2004                           1,250            1,250            1,250
Series 09/18/00 - interest at 8 1/2% fixed   - due January 1, 2006                           1,250            1,250            1,250
Series 09/18/00 - interest at 9% fixed       - due January 1, 2008                           1,250            1,250            1,250
Series 08/01/01 - interest at 7 1/2% fixed   - due April 1, 2005                             1,750            1,750            1,750
Series 08/01/01 - interest at 8% fixed       - due April 1, 2007                             2,750            2,750            2,750
Series 08/01/01 - interest at 8 1/2% fixed   - due April 1, 2009                             2,750            2,750            2,750
Series 01/17/02 - interest at 7 1/4% fixed   - due October 1, 2005                           1,250            1,250                -
Series 01/17/02 - interest at 7 1/2% fixed   - due October 1, 2007                           2,250            2,250                -
Series 01/17/02 - interest at 7 3/4% fixed   - due October 1, 2009                           2,250            2,250                -
Series 08/05/02 - interest at 7 1/4% fixed   - due January 1, 2006                           1,750            1,750                -
Series 08/05/02 - interest at 7 1/2% fixed   - due January 1, 2008                           3,000            3,000                -
Series 08/05/02 - interest at 7 3/4% fixed   - due January 1, 2010                           3,000            3,000                -
Series 01/21/03 - interest at 6 3/4% fixed   - due July 1, 2006                              1,500                -                -
Series 01/21/03 - interest at 7% fixed       - due July 1, 2008                              3,000                -                -
Series 01/21/03 - interest at 7 1/4% fixed   - due July 1, 2010                              3,000                -                -
Series 07/25/03 - interest at 6 1/2% fixed   - due October 1, 2006                           2,500                -                -
Series 07/25/03 - interest at 6 3/4% fixed   - due October 1, 2008                           3,000                -                -
Series 07/25/03 - interest at 7% fixed       - due October 1, 2010                           3,000                -                -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           $88,600          $74,000          $63,000
------------------------------------------------------------------------------------------------------------------------------------

     The "prime" in the preceding table refers to the prime rate of JP Morgan Chase Bank, which was 4.00% at September 30, 2003, 4.25% at December 31, 2002 and 4.75% December 31, 2001.

     On March 1, 2000, Series 6/29/92 debentures totaling $7,000,000 in principal and maturing on April 1, 2000 were redeemed for outstanding principal plus accrued interest of $1,435,000. In the second quarter of 2000, Series 9/13/93, 1/28/94 and 10/28/94 debentures maturing on October 1, 2001, April 1, 2002 and April 1, 2003, respectively, were redeemed for outstanding principal aggregating $17,000,000 plus accrued interest totaling $2,535,000. In connection with these early redemptions, approximately $382,000 of unamortized deferred debenture offering costs, net of a tax benefit of $176,000, was charged to expense and reported as an extraordinary item in 2000.

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

7.   Subordinated Debentures Payable and Extraordinary Item, Continued

     In March of 2003, the Company issued its Series 01/21/03 debentures in the principal amount of $7,500,000. Net proceeds, after deferred offering costs, amounted to $6,935,000. This series accrues and pays interest quarterly.

     In February of 2002, the Company issued its Series 01/17/02 debentures in the principal amount of $5,750,000. Net proceeds, after deferred offering costs, amounted to $5,299,000, of which $5,480,000 accrue and pay interest quarterly and $270,000 accrue and compound interest quarterly until maturity

     The Company's Series 6/28/99 debentures due July 1, 2002 were redeemed on April 1, 2002. On such date, those debentures were redeemed for a total of $3,086,000, which is comprised of $2,500,000 of principal and $586,000 of accrued interest.

     In August of 2002, the Company issued its Series 08/05/02 debentures in the aggregate principal amount of $7,750,000. Net proceeds, after deferred offering costs, amounted to $7,173,000. Of the $7,750,000, $6,230,000 accrue and pay interest quarterly and $1,520,000 accrue and compound interest quarterly until maturity.

     On January 1, 2003, Series 11/10/98 debentures totaling $1,400,000 in principal plus accrued interest of $570,000 matured and were repaid.

     The Series 5/12/95,  10/19/95,  5/10/96, 10/15/96 and 4/30/97 floating-rate debentures have a maximum interest rate of 12%. Interest on an aggregate of $6,330,000 of these debentures is accrued and compounded quarterly, and is due and payable at maturity. The payment of interest on the remaining debentures is made quarterly. Any debenture holder in the aforementioned Series whose interest accrues and is due at maturity may at any time elect to receive the accrued interest and subsequently receive regular payments of interest.

     The Series 11/10/98,  6/28/99, 9/18/00, $770,000 of Series 8/1/01, $270,000
     of Series 1/17/02 and $1,520,000 of Series 8/5/02 debentures accrue and compound interest quarterly, with such interest due and payable at maturity. Interest is paid quarterly on the remaining debentures in series 8/1/01, 1/17/02, 8/5/02. The holders of Series 11/10/98, 6/28/99, 9/18/00,
     1/17/02, 8/5/02, 1/21/03 and 7/25/03 debentures can require the Company to repurchase the debentures for face amount plus accrued interest each year (beginning January 1, 2004 for Series 9/18/00, October 1, 2005 for Series 1/17/02, January 1, 2006 for Series 8/5/02 and July 1, 2006 for series 1/21/03 and October 1, 2006 for series 7/25/03) provided, however, that in no calendar year will the Company be required to purchase more than $100,000 in principal amount of each maturity, in each series of debentures, on a non-cumulative basis.

     All the debentures may be redeemed, in whole or in part, at any time at the option of the Company, for face value, except for Series 1/21/03 and Series 7/25/03 debentures. The Series 1/21/03 debentures would be redeemable at a premium of 1% if the redemption were prior to April 1, 2004. The Series 7/25/03 debentures would be redeemable at a premium of 1% if the redemption were prior to July 1, 2004. All the debentures are unsecured and subordinate to all present and future senior indebtedness, as defined in the indenture related to the debenture.

     The Company has notified holders of Series 9/18/00 debentures due to mature on January 1, 2004 that these debentures would be redeemed on November 1, 2003. At that time, $1, 250,000 of principal and $335,000 of accrued interest through October 31, 2003 will be paid to the holders of these debentures.

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

7.   Subordinated Debentures Payable and Extraordinary Item, Continued

     Scheduled contractual maturities of debentures as of September 30, 2003 are summarized as follows:

($ in thousands)                                 Principal      Accrued Interest
--------------------------------------------------------------------------------
Three-months ended December 31, 2003             $ 1,250           $ 1,372
Year ended December 31, 2004                      20,000             5,351
Year ended December 31, 2005                      29,100             3,183
Year ended December 31, 2006                       9,000             1,275
Year ended December 31, 2007                       5,000                58
Thereafter                                        24,250               552
--------------------------------------------------------------------------------
                                                 $88,600           $11,791
--------------------------------------------------------------------------------

     Scheduled contractual maturities of debentures as of December 31, 2002 are summarized as follows:

($ in thousands)                                 Principal      Accrued Interest
--------------------------------------------------------------------------------
Year ended December 31, 2003                     $ 1,400           $ 1,539
Year ended December 31, 2004                      21,250             5,094
Year ended December 31, 2005                      29,100             2,769
Year ended December 31, 2006                       5,000               969
Year ended December 31, 2007                       5,000                34
Thereafter                                        12,250               346
--------------------------------------------------------------------------------
                                                 $74,000           $10,751
--------------------------------------------------------------------------------

8.   Dividend Restriction

     The payment of dividends by the Company to the Parent Company is subject to restrictions. The Company cannot declare or pay any dividend or make any distribution on its capital stock (other than dividends or distributions payable in capital stock), or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, capital stock of the Company, if at the time of such payment, the Company is not in compliance with the indentures under which the Company's debentures were issued. The Company declared and paid a $3,000,000 cash dividend to the Parent Company in 2000.


9.   Profit Sharing Plan

     In 2000, the Company established a tax-qualified, profit sharing plan and trust in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan is available to each of the Company's eligible employees who elect to participate after meeting certain length-of-service requirements. The Company makes discretionary matching contributions up to 3% of employee compensation, which vest to the employees over a period of time. Total contributions to the plan for 2002, 2001 and 2000 were $13,000, $7,000 and $1,000, respectively. Total contributions for the nine months ended September 30, 2003 and 2002 was $10,000 for each nine month period.

10.  Related Party Transactions

     The Company participates with Intervest National Bank (another wholly owned subsidiary of the Parent Company) in certain mortgage loans receivable. The balances of the Company's participation in these mortgages were $5,560,000, $6,224,000 and $3,919,000 at September 30, 2003, December 31, 2002 and
     2001, respectively.

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

10.  Related Party Transactions, Continued

     The Company has a service agreement, which renews each January 1, unless terminated by either party, with Intervest National Bank with respect to providing mortgage loan origination and servicing services to Intervest National Bank. The Company earned $1,599,000 and $1,145,000, $1,597,000,
     $463,000 and $285,000 from Intervest National Bank for the nine months ended September 30, 2003 and 2002, and years ended December 31, 2002, 2001 and 2000, respectively, in connection with this service agreement.

     The Company has interest-bearing and noninterest-bearing deposit accounts with Intervest National Bank totaling $12,466,000 at September 30, 2003, $4,255,000 at December 31, 2002 and $3,030,000 at December 31, 2001. The
     Company received interest income of $51,000, $45,000, $81,000, $41,000 and $90,000 for the nine months ended September 30, 2003 and 2002, and the years ended December 31, 2002, 2001 and 2000, respectively, in connection with such deposits. These amounts are included in interest income on short-term investments in the statements of operations.

     In connection with the placement of subordinated debentures of the Company, Intervest Securities Corporation, an affiliate of the Company, received commissions and fees aggregating $77,000 and $58,000 during the nine months ended September 30, 2003 and 2002, and $58,000, $0 and $34,000 for the years ended December 31, 2002, 2001 and 2000.

     The Company paid fees of approximately $137,000 and $84,000 during the nine months ended September 30, 2003 and 2002, and $115,000, $140,000 and $25,000 for the years ended 2002, 2001 and 2000, respectively, for legal services rendered by a law firm, a principal of which is a director of the Company. The Company paid commissions and fees in connection with the placement of debentures aggregating $980,000 in the nine months ended September 30, 2003, $515,000 in 2002, $301,000 in 2001 and $89,000 in 2000
     to an investment firm, a principal of which is a director of the Company.

11.  Income Taxes

     Commencing in 2000, the Company filed consolidated federal and combined New York State and City income tax returns with its Parent Company on a calendar year basis. Income taxes are provided as if the Company filed a separate consolidated tax return with its subsidiaries.

     At September 30, 2003, December 31, 2002 and December 31, 2001, the Company's net deferred tax asset was $347,000, $201,000 and $171,000, respectively. The asset relates to the unrealized benefit for: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance was not maintained at any time during the first nine months of 2003, the year ended December 31, 2002 or the year ended December 31, 2001.

     The provision for income tax expense (benefit) consists of the following:

                                                                         Nine-Months Ended                      Years
                                                                         ------------------        ---------------------------------
                                                                             September 30,                 Ended December 31,
 ($ in thousands)                                                         2003         2002         2002         2001         2000
------------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                               $1,068       $  961       $1,207       $  495       $  288
Income tax effect of extraordinary item                                       -            -            -            -         (176)
------------------------------------------------------------------------------------------------------------------------------------
                                                                         $1,068       $  961       $1,207       $  495       $  112
------------------------------------------------------------------------------------------------------------------------------------

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

11.  Income Taxes, Continued

     Income tax (benefit) expense attributable to income before extraordinary item consists of the following:


($ in thousands)                                                        Current            Deferred            Total
------------------------------------------------------------------------------------------------------------------------------------
Nine-months Ended September 30, 2003:
   Federal                                                              $   754            $  (110)           $   644
   State and Local                                                          460                (36)               424
------------------------------------------------------------------------------------------------------------------------------------
                                                                        $ 1,214               (146)           $ 1,068
------------------------------------------------------------------------------------------------------------------------------------
Nine-months Ended September 30, 2002:
   Federal                                                              $   569            $    (3)           $   566
   State and Local                                                          394                  1                395
------------------------------------------------------------------------------------------------------------------------------------
                                                                        $   963                 (2)           $   961
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 2002:
   Federal                                                              $   736            $   (24)           $   712
   State and Local                                                          501                 (6)               495
------------------------------------------------------------------------------------------------------------------------------------
                                                                        $ 1,237            $   (30)           $ 1,207
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 2001:
   Federal                                                              $   406            $  (119)           $   287
   State and Local                                                          250                (42)               208
------------------------------------------------------------------------------------------------------------------------------------
                                                                        $   656            $  (161)           $   495
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 2000:
   Federal                                                              $   189            $    10            $   199
   State and Local                                                           85                  4                 89
------------------------------------------------------------------------------------------------------------------------------------
                                                                        $   274            $    14            $   288
------------------------------------------------------------------------------------------------------------------------------------


     The components of deferred tax expense (benefit) are summarized as follows:


                                                                        Nine-Months Ended
                                                                          September 30,                 Year Ended December 31,
                                                                          -------------                 -----------------------
($ in thousands)                                                       2003          2002          2002          2001         2000
------------------------------------------------------------------------------------------------------------------------------------
Deferred loan fees and discount                                       $ (93)        $  32         $  13         $(148)        $  16
Allowance for loan losses                                               (53)          (30)          (38)           (9)            -
Depreciation                                                              -            (4)           (5)           (4)           (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                      $(146)        $  (2)        $ (30)        $(161)        $  14
------------------------------------------------------------------------------------------------------------------------------------


     The tax effects of the temporary differences that give rise to the deferred tax asset are summarized as follows:

                                                                               At September 30,      At December 31,
                                                                               ----------------      ---------------

($ in thousands)                                                                    2003           2002           2001
----------------------------------------------------------------------------------------------------------------------
Deferred loan fees and discount                                                     $237           $144           $157
Allowance for loan losses                                                             99             46              8
Depreciation                                                                          11             11              6
----------------------------------------------------------------------------------------------------------------------
                                                                                    $347           $201           $171
----------------------------------------------------------------------------------------------------------------------


     A reconciliation between the statutory Federal income tax rate and the Company's effective tax rate follows:

                                                                      For the Nine-Months
                                                                      Ended September 30,        For the Year Ended December 31,
                                                                      -------------------        -------------------------------
($ in thousands)                                                       2003         2002         2002         2001         2000
------------------------------------------------------------------------------------------------------------------------------------
Tax provision at statutory rate                                        34.1%        34.0%        34.0%        34.0%        34.0%
Increase in taxes resulting from:
  State and local income taxes, net of Federal benefit                 11.3          8.9          9.4         12.0         12.1
   All other                                                            0.1          0.1          0.1          0.2          0.1
------------------------------------------------------------------------------------------------------------------------------------
                                                                       45.5%        43.0%        43.5%        46.2%        46.2%
------------------------------------------------------------------------------------------------------------------------------------

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

12.  Commitments and Contingencies

     The Company has an employment agreement with Jerome Dansker that expires June 30, 2005. The agreement provides for an annual salary in the present amount of $199,231, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of this amount which otherwise would have been paid to Mr. Dansker will continue for three years. The agreement also provides for additional compensation of $1,000 per month for each $10,000,000 of gross assets of the Company in excess of $100,000,000. For the nine months ended September 30, 2003 Mr. Dansker received $1,000 of such additional compensation. No additional compensation was paid for the years ended December 31, 2002, 2001 or 2000.

     The Company issues commitments to extend credit in the normal course of business, which may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. Commitments to extend credit are agreements to lend funds under specified conditions. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Commitments to extend credit amounted to $4,753,000 at September 30, 2003 and $8,650,000 at December 31, 2002, all
     of which will expire within twelve months.


     The Company is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of mortgage loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

13.  Estimated Fair Value of Financial Instruments

     Fair value estimates are made at a specific point in time based on available information about each financial instrument. Where available, quoted market prices are used. However, a significant portion of the Company's financial instruments, such as commercial real estate and multifamily mortgage loans receivable, do not have an active marketplace in which they can be readily sold or purchased to determine fair value. Consequently, fair value estimates for such instruments are based on assumptions made by management that include the financial instrument's credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of management's assumptions could cause the fair value estimates to deviate substantially. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business and the Company's customer relationships.

                         Intervest Mortgage Corporation
                   Notes to Consolidated Financial Statements
               (Unaudited with respect to the Nine-Month Periods
                       ended September 30, 2003 and 2002)
--------------------------------------------------------------------------------

13.      Estimated Fair Value of Financial Instruments, Continued


     The  carrying  and  estimated  fair  values  of  the  Company's   financial
     instruments are as follows:

                                                At September 30, 2003  At December 31, 2002  At December 31, 2001
                                                ---------------------  --------------------  --------------------

                                                Carrying       Fair    Carrying       Fair   Carrying       Fair
($ in thousands)                                   Value      Value       Value      Value      Value      Value
-----------------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and cash equivalents                     $ 16,970   $ 16,970     $17,946   $ 17,946    $ 16,752  $ 16,752
  Time deposits with banks                             -          -       2,000      2,000          -          -
  Loans receivable, net                           96,911    101,447      73,398     75,270     62,647     64,595
  Accrued interest receivable                        637        637         583        583
                                                                                                  523        523
Financial Liabilities:
  Debentures payable plus accrued interest       100,391    102,344      84,751     86,070     72,113     73,141
Off balance sheet:
   Commitments to lend                                45         45          41         41         65         65
-----------------------------------------------------------------------------------------------------------------

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Mortgage Loans Receivable. The estimated fair value of mortgage loans receivable is based on a discounted cash flow analysis, using interest rates currently being offered for mortgage loans receivable with similar terms to borrowers of similar credit quality. Management can make no assurance that its perception and quantification of credit risk would be viewed in the same manner as that of a potential investor. Therefore, changes in any of management's assumptions could cause the fair value estimates of mortgage loans receivable to deviate substantially.

     Debentures and Accrued Interest Payable. The estimated fair value of debentures and related accrued interest payable is based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to what management believes to be the Company's incremental borrowing rate for similar arrangements.

     All Other Financial Assets and Liabilities. The estimated fair value of cash and cash equivalents, time deposits with banks and accrued interest receivable approximates their carrying values since these instruments are payable on demand or have short-term maturities.

     Off-Balance Sheet Instruments. The carrying amounts of commitments to lend approximated estimated fair value. The fair value of commitments to lend is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the counter-party's credit standing.

                         INTERVEST MORTGAGE CORPORATION
                   SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
                             As of DECEMBER 31, 2002

                                    Effective   Stated     Final                          Face     Carrying
                                     Interest  Interest   Maturity Payment  Prior      Amount of   Amount of  Prepayment Penalty/
Description                            Rate      Rate       Date    Terms   Liens       Mortgage   Mortgage    Other Fees
-----------                            ----      ----       ----    -----   -----       --------   --------   ----------
Commercial first Mortgages
     Office Buildings
          New City, New York          12.22%     6.20%   12/08/10     Y    $            $ 147,000  $ 115,000    none
          Tampa, Florida               7.23%     7.00%    7/01/09     M                   338,000    338,000    1.00%
          Newark, New Jersey          10.89%     9.50%     2/1/03     M                 4,445,000  4,443,000    1.00%
          New York, New York           7.10%     6.88%    1/01/05     M                 2,170,000  2,170,000    1.00%
          New York, New York           6.98%     6.75%     4/1/08     M                 2,549,000  2,549,000    5% prior to 4/1/03,
                                                                                                                43% prior to 4/1/04
                                                                                                                3% prior to 4/1/05,
                                                                                                                2% prior to 4/1/06
     Restaurants                                                                                                then 1%
                  Decatur and
                Jonesboro, Georgia    12.38%     8.50%     4/1/13     M                   383,000    318,000    none
          Manassas, Virginia          13.50%     6.50%   12/01/05     Y                    71,000     63,000    0.50%
          Irondequoint, New York      12.44%     7.20%   12/01/12     Y                   196,000    158,000    1.00%

     Warehouse
          New York, New York           9.93%     7.50%     7/1/03     M                 3,500,000  3,437,000    none prior to 5/1/03
                                                                                                                then 1%

     Hotel
          New York, New York           9.96%     9.00%    2/01/04     M                 2,835,000  2,817,000    2% prior to 2/03,
                                                                                                                then 1%




Residential first Mortgages
     Rental Apartment Buildings
          Bronx, New York             11.28%    11.00%   11/01/12     M                 1,800,000  1,777,000    none
          Bronx, New York             12.75%    12.75%     1/1/11     M                   918,000    918,000    no prepayment
                                                                                                                permitted
          Bronx, New York             13.25%    12.00%     6/1/13     M                 1,805,000  1,706,000    no prepayment
                                                                                                                permitted
          Bronx, New York             13.08%    12.75%    11/1/11     M                 1,606,000  1,584,000    not prepayable until
                                                                                                                1/1/03
          Bronx, New York             13.50%    13.50%    11/1/13     M                 4,279,000  4,279,000    no prepayment
                                                                                                                permitted
          Chester Pennsylvania        12.00%    10.50%     4/1/03     M                 1,768,000  1,763,000    1.00%
          Brooklyn, New York           9.30%     9.00%       OPEN     M                 2,657,000  2,657,000    1.00%
          New York, New York          10.36%     9.00%   06/01/03     M                 2,462,000  2,452,000    1.00%
          Brooklyn, New York           8.14%     7.88%    10/1/04     M                 1,167,000  1,167,000    not prepayable until
                                                                                                                1/1/04, then 1%
          New York, New York          11.76%    10.00%    11/1/03     M                 8,613,000  8,518,000    none prior to
                                                                                                                6/1/03, then 1%
          New York, New York           8.63%     7.00%    11/1/03     M                 2,778,000  2,748,000    none prior to
                                                                                                                6/1/03, then 1%
          Brooklyn, New York          10.12%     8.00%     9/1/04     M                   532,000    525,000    none prior to
                                                                                                                4/1/03, then 1%
          New York, New York          10.81%     8.00%     9/1/03     M                 2,500,000  2,458,000    none prior to
                                                                                                                8/1/03, then 1%
          New York, New York          12.95%    12.00%     6/1/05     M                   600,000    590,000    none prior to
                                                                                                                9/1/04, then 1%

Commercial Junior Mortgages
     Office Buildings
          Tampa, Florida              11.60%    10.50%     6/1/04     M      5,039,000    481,000    476,000    1.00%
          Newark, New Jersey          11.00%     9.50%     2/1/03     M      4,445,000  3,259,000  3,257,000    1.00%
          Wall township, New Jersey   11.04%     9.00%    10/1/04     M      3,450,000    389,000    379,000    2% prior to 9/1/03,
                                                                                                                then 1%,
          New York, New York          12.19%    11.00%     1/1/05     M      4,636,000  2,286,000  2,256,000    2% prior to 1/1/03,
                                                                                                                then  1%
          New York, New York          12.15%    11.00%   07/01/05     M      6,516,000    747,000    736,000    none untill 10/1/04,
                                                                                                                then 1%
          Clearwater, Florida         10.12%     8.00%   01/31/03     M      1,534,000  1,199,000  1,199,000    none
          Bronx, New York             13.22%    12.00%   03/01/04     M        797,000    199,000    198,000    prior to 10/15/03:
                                                                                                                int through 10/15/03
                                                                                                                then 1%
     Retail
          Vorhees, New Jersey         12.60%    11.00%   08/01/04     M      2,189,000    238,000    236,000    not prepayable until
                                                                                                                2/1/02, then 1%
          Hauppauge, New York         11.79%    11.00%   03/01/07     M      2,176,000    147,000    146,000    5% untill 3/1/03,
                                                                                                                4% until 3/1/04, 3%
                                                                                                                until 3/1/05, 2%
                                                                                                                until 3/1/06, then
                                                                                                                1%
     Storage
          Lakeland, Florida           12.15%    11.00%   04/01/07     M      5,915,000    538,000    530,000    5% until 4/1/03,
                                                                                                                4% until 4/1/04, 3%
                                                                                                                until 4/1/05, 2%
                                                                                                                until 4/1/06,
                                                                                                                then 1%
     Supermarket
          New York, New York          13.17%    12.00%   06/01/05     M      3,729,000    598,000    589,000    none until 9/1/04,
                                                                                                                then 31 days
                                                                                                                interest

     Warehouse
          Long Island City, New York  13.03%    12.00%   01/01/06     M      7,500,000  2,000,000  1,963,000    2% untill 1/1/04,
                                                                                                                1.5% untill 4/1/05,
                                                                                                                then 1%

                         INTERVEST MORTGAGE CORPORATION
                   SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE
                             As of DECEMBER 31, 2002


             SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE , continued

Residential Junior Mortgages
     Rental Apartment Buildings
          New York, New York          11.00%     9.50%   06/01/03     M     1,945,000   1,046,000    1,040,000  1.00%
          New York, New York           9.58%    10.50%   06/01/03     M        (1)        300,000      293,000  1.00%
          New York, New York          11.61%    10.50%   04/01/04     M     3,128,000   1,578,000    1,565,000  not prepayable until
                                                                                                                7/1/03, then 1%
          New York, New York          11.82%    10.50%   05/01/03     M     1,566,000     890,000      888,000  1.00%
          New York, New York          10.99%    10.00%   09/01/04     M     1,701,000     230,000      228,000  no prepayment
                                                                                                                allowed, 1% due
                                                                                                                9/1/04
          Brooklyn, New York          11.64%    10.50%   10/01/04     M     5,095,000     717,000      710,000  not prepayable until
                                                                                                                1/1/04, then 1%
          New York, New York          11.00%    10.00%   10/01/04     M     2,317,000     256,000      253,000  not prepayable until
                                                                                                                1/1/04, then 1%
          New York, New York          11.00%    10.00%   12/01/05     M     3,154,000     297,000      294,000  2% prior to 12/1/03,
                                                                                                                then 1%
          Ocala, Florida              13.36%    12.00%   12/01/03     M     1,235,000     248,000      246,000  not prepayable until
                                                                                                                1/1/04, then 31 days
          New York, New York          12.19%    11.00%   01/01/05     M       415,000   1,183,000    1,168,000  not prepayable until
                                                                                                                4/1/04, then 1%
          Bronx, New York             11.37%    11.00%   02/01/08     M     1,804,000     269,000      269,000  no prepayment
                                                                                                                permitted
          Miami, Florida              12.23%    12.00%   02/01/04     M     1,214,000     162,000      160,000  not prepayable until
                                                                                                                2/1/03, then 1%
          New York, New York          12.19%    11.00%   02/01/05     M     3,329,000   1,738,000    1,715,000  not prepayable until
                                                                                                                5/1/04, then 1%
          Tampa, Florida              10.34%     9.00%   03/01/04     M     3,726,000     497,000      492,000  not prepayable until
                                                                                                                9/1/03, then 1%
          New York, New York          11.92%    11.00%   03/01/07     M       969,000     318,000      314,000  not prepayable until
                                                                                                                12/1/05, then 1%
          Philadelphia, Pennsylvania  12.65%    11.00%   03/01/05     M     1,634,000     172,000      168,000  3% untill 3/1/03,
                                                                                                                then 1%
          Bronx, New York             10.42%    10.00%   07/01/04     M     2,336,000     170,000      170,000  none
          New York, New York          12.74%    12.00%   07/01/07     M     2,612,000     168,000      167,000  3% until 6//04, 2%
                                                                                                                until 6/30/05, then
                                                                                                                1%
          Baltimore, Maryland         13.12%     8.00%   08/01/05     M     4,031,000     424,000      418,000  not prepayable until
                                                                                                                11/1/04, then 1%
          Laurleton, New York         14.03%    12.00%   09/01/03     M     1,993,000     399,000      395,000  not prepayable until
                                                                                                                6/1/03, then 1%
          New York, New York          12.87%    12.00%   03/01/06     M     1,684,000     128,000      127,000  not prepayable until
                                                                                                                3/1/05, then 1%
          New York, New York          12.88%    12.00%   10/01/05     M       708,000     115,000      114,000  not prepayable until
                                                                                                                1/1/05, then 1%
          Brooklyn, New York          10.93%    10.00%   10/01/04     M       411,000      75,000       74,000  1.00%
          New York, New York          12.99%    12.00%   09/01/06     M     2,247,000     400,000      395,000  4% prior to 10/1/03,
                                                                                                                3% prior to 10/1/04
                                                                                                                then 1%
          New York, New York          13.11%    12.00%   12/01/05     M     2,425,000     325,000      321,000  3% until 12/1/03, 2%
                                                                                                                until 12/1/04,
                                                                                                                then 1%
                                                                          ------------------------------------
                                                                  TOTAL   $99,605,000 $74,305,000  $73,499,000
                                                                          ====================================


Notes:
(Y) Yearly principal and interest payments
(M) Monthly principal and interest payments
(1) Prior lien amount included in preceding mortgage.






The following summary reconciles the carrying value of mortgages receivable

                                                                                                  Year Ended December 31,
                                                                                         -------------------------------------------
                                                                                         2002             2001             2000
                                                                                         ----             ----             ----

Balance at beginning of period                                                          $62,647,000     $ 51,992,000   $ 63,290,000
     Additions during period
          Mortgages originated and acquired                                              36,205,000       49,088,000     27,846,000

     Deductions during period
          Collections of principal, net of amortization of                              (25,371,000)     (38,415,000)   (39,144,000)
                fees and discounts

     Change in allowance for loan losses                                                    (83,000)         (18,000)        -

                                                                                       ---------------------------------------------
Balance at end of period                                                                $73,398,000     $ 62,647,000   $ 51,992,000
                                                                                       ---------------------------------------------

================================================================================

No person has been authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in this Prospectus in connection with the Offering of the Debentures made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.


                                TABLE OF CONTENTS
                                                    Page
                                                    ----

Where you can Find More Information.........          3
Who Should Invest...........................          3
Summary.....................................          4
Risk Factors................................          6
Use of Proceeds.............................         11
Market Information..........................         12
Capitalization..............................         12
Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations...........................         13
Selected Financial Information
    of the Company..........................         20
History and Business........................         21
Management..................................         26
Transactions with Management................         28
Description of Debentures...................         29
Plan of Offering............................         35
Legal Opinions..............................         36
Experts.....................................         36
Index to Financial Statements...............         37



                           ---------------------------

UNTIL FEBRUARY 26, 2004 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



================================================================================

================================================================================




                         INTERVEST MORTGAGE CORPORATION

                                   $10,000,000



                                 SERIES 11/28/03

                   $2,000,000 Total of Subordinated Debentures
                       Due April 1, 2007 and April 1, 2008

                   $3,500,000 Total of Subordinated Debentures
                       Due April 1, 2009 and April 1, 2010

                   $4,500,000 Total of Subordinated Debentures
                       Due April 1, 2011 and April 1, 2012







                                 ---------------

                                   PROSPECTUS

                                 --------------





                             Sage, Rutty & Co., Inc.









The date of this Prospectus is November 28, 2003.

================================================================================